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As filed with the Securities and Exchange Commission on October 12, 2004

Registration No. 333-116692

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMSCOPE, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4135495
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1100 CommScope Place, SE
P.O. Box 339
Hickory, North Carolina 28602
(828) 324-2200
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Frank B. Wyatt, II, Esq.
Senior Vice President, General Counsel and Secretary
COMMSCOPE, INC.
1100 CommScope Place, SE
P.O. Box 339
Hickory, North Carolina 28602
(828) 324-2200
 (Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copies to:

Lois Herzeca, Esq.
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
One New York Plaza
New York, New York 10004
(212) 859-8000

        Approximate date of commencement of proposed sale to public:    As soon as practicable and from time to time after the effective date of this Registration Statement, as the selling securityholders shall determine.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

PROSPECTUS

COMMSCOPE, INC.

$250,000,000 Principal Amount of 1.00% Convertible Senior Subordinated Debentures due 2024 and 11,494,250 Shares of Common Stock Issuable upon Conversion of the Debentures

          This prospectus relates to 1.00% Convertible Senior Subordinated Debentures due March 15, 2024 of CommScope, Inc., a Delaware corporation, held by certain security holders who may offer for sale the debentures and the shares of our common stock into which the debentures are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the debentures or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

          The holders of debentures may convert the debentures into shares of our common stock at a conversion rate of 45.9770 shares per $1,000 principal amount of debentures (representing a conversion price of $21.75), as follows: during any fiscal quarter commencing after June 30, 2004, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; subject to certain exceptions, during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of the debentures for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures; if the debentures have been called for redemption; or upon the occurrence of certain corporate transactions. The conversion rate is subject to adjustment in certain circumstances. See "Description of the Debentures—Conversion of Debentures."

          We may redeem all or any part of the debentures at our option on or after March 20, 2009, at a redemption price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding the redemption date. See "Description of the Debentures—Optional Redemption by CommScope."

          The holders of debentures may require us to repurchase all or any portion of the debentures, for cash, on March 20, 2009, March 15, 2014, and March 15, 2019 (each a "repurchase date"), or at any time prior to maturity upon the occurrence of a designated event, at a repurchase price equal to 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding the repurchase date. See "Description of the Debentures—Repurchase at Option of the Holder."

          The debentures are our unsecured senior subordinated obligations and are subordinated to our senior indebtedness. The debentures will effectively rank junior to our subsidiaries' liabilities. See "Description of the Debentures—Subordination of the Debentures."

          On October 11, 2004 the last reported sale price of our common stock, listed under the symbol "CTV", on the New York Stock Exchange ("NYSE") was $22.00 per share.

          Our 1.00% Convertible Senior Subordinated Debentures are currently eligible for trading on the PORTAL MarketSM of the Nasdaq Stock Market.

          Investing in our debentures or shares of our common stock involves risks that are described in the "Risk Factors" section beginning on page 9 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus is October 12, 2004

Forward-Looking Statements

          The Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 and other related laws provide a "safe harbor" for forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are identified, including without limitation, by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "think," "thinks," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and similar expressions. All statements other than the statements of historical fact are "Forward-looking Statements" for purposes of federal and state securities laws, including statements regarding: potential synergies and strategic opportunities resulting from our acquisition of the Connectivity Solutions business of Avaya Inc.; the challenges of transition, integration and restructuring associated with the acquisition including cost reduction plans at our Omaha, Nebraska site; the impact of purchase accounting adjustments; the challenges of achieving anticipated synergies; the ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with represented employees; customer demand for our products, applications and service; post closing adjustments in connection with acquisitions; expected demand from major domestic cable television operators; telecommunications industry capital spending; ability to maintain successful relationships with our major distributors; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; product demand and industry excess capacity; changes or fluctuations in global business conditions; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; ability to recover higher material and transportation costs from our customers through price increases; possible future impairment charges for goodwill and other long-lived assets; industry competition and the ability to retain customers; possible disruption due to customer or supplier bankruptcy, reorganization or restructuring; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; ability to timely comply with Section 404 of the Sarbanes-Oxley

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Act and related regulations; successful operation of our vertical integration activities; successful expansion and related operation of our facilities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues and associated warranties; adequacy and availability of insurance; regulatory changes affecting us or the industries we serve; acquisition activities and the ability to integrate acquisitions; the accounting and financial reporting impact of our stock options and convertible debt; environmental issues; terrorist activity or armed conflict; political instability; major health concerns and other factors; and any statements of belief and any statements of assumptions underlying any of the foregoing. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We do not intend, and are not undertaking any duty or obligation, to update any forward-looking statements to reflect developments or information obtained after the date of this prospectus.

          The factors set forth under "Risk Factors" in this prospectus and the factors set forth in Exhibit 99.1 on our Form 10-Q for the quarter ended June 30, 2004 filed with the SEC, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included or incorporated by reference in this prospectus.

Market and Industry Data

          Market data used in this prospectus, including information relating to our relative position in the cable and structured cabling systems industries, is based on the good faith estimates of our management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors."

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SUMMARY

          This summary highlights selected information from this prospectus and documents incorporated by reference. This summary is not complete, and does not contain all the information you should consider. You should read this entire document carefully, including the section entitled "Risk Factors," as well as the documents incorporated by reference in this prospectus. Unless the context otherwise specifically requires, references in this prospectus to "CommScope," "we," "us" and "our" refer to CommScope, Inc., and its subsidiaries, which prior to January 31, 2004 did not include any assets and liabilities of the Connectivity Solutions business of Avaya Inc.

Our Company

          We are a world leader in the design and manufacture of 'last mile' cable and connectivity solutions for communications networks. Through our recent acquisition of the Connectivity Solutions business of Avaya Inc. ("Avaya"), we became the global leader in structured cabling systems for business enterprise applications. Additionally, we are a leading worldwide designer, manufacturer and marketer of a broad line of coaxial, fiber optic, and other high-performance electronic cable products for cable television, telephony, Internet access, data networking and wireless communications, and other broadband services. We believe we supplied more than 50% of all coaxial cable purchased in the United States in 2003 for broadband cable networks using Hybrid Fiber Coaxial ("HFC") architecture. We believe we are also the largest manufacturer and supplier of coaxial cable for HFC networks in the world. We are also a leading supplier of fiber optic cables primarily for HFC cable networks and have developed specialized, proprietary fiber optic products for telecommunications applications. We are a leading supplier of coaxial cable for telephone central office switching and transmission applications, as well as video distribution applications such as satellite television and security surveillance. In addition, we have developed an innovative line of coaxial cables for wireless communication infrastructure applications and are also a leading provider of high-performance premise wiring for the mid tier Local Area Network ("LAN") market. During 2003, we sold our cable products to approximately 1,800 customers in more than 100 countries.

          For the year ended December 31, 2003, and prior to our acquisition of the Connectivity Solutions business, our net sales were $573.3 million and our net loss was $70.6 million (primarily due to recognition of our share of the losses of OFS BrightWave, LLC ("OFS BrightWave") and impairment charges). During this period, approximately 79% of our revenues were for HFC cable networks and other video applications, 16% were for LAN premise wiring applications, and 5% were for wireless, central office and other telecommunications applications. Approximately 19% of our net sales in 2003 were generated outside the United States.

          On January 31, 2004, we acquired substantially all of the assets and certain specified liabilities of the Connectivity Solutions business ("Connectivity Solutions") of Avaya for $250 million in cash and approximately 1.8 million shares of our common stock. The purchase price is subject to post closing adjustments for working capital, certain information technology costs and employee benefit obligations. The closing of the acquisition of certain limited international operations is expected to occur later this year, and a portion of the cash purchase price was withheld pending such closing. As part of the transaction, we also assumed up to approximately $65 million of other specified liabilities of the Connectivity Solutions business, primarily related to employee benefits.

          The Connectivity Solutions business as operated by Avaya was organized into three business groups:

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  SYSTIMAX®, which is the global leader in the design, development, manufacture and marketing of physical layer end-to-end structured cabling solutions for connecting phones, workstations, LANs, Storage Area Networks ("SAN"), and other critical communication devices through buildings or across campuses of businesses, enterprises and other organizations.

  •
  ExchangeMAX®, which is a U.S. leader in providing physical layer structured cabling solutions supporting central offices of telecommunications service providers.

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  Integrated Cabinet Solutions ("ICS"), which provide secure environmental enclosures engineered to protect and optimize the performance of wireless, Digital Subscriber Line ("DSL") and other electronic equipment primarily in outdoor locations or telecommunications providers.

          We acquired this business primarily to expand our position in the 'last mile' of telecommunications, establish a leadership position in the global connectivity enterprise market and enhance our global growth opportunities. We believe that this acquisition positions us as a leading global provider of cable products and apparatus to both the enterprise and telecommunications markets. For the fiscal year ended September 30, 2003, total net sales for Connectivity Solutions as operated by Avaya were $541.7 million with approximately 80%, 10%, and 10% derived from the SYSTIMAX®, ExchangeMAX®, and ICS groups, respectively and operating income was $8.6 million (including corporate allocations of approximately $48 million). During its 2003 fiscal year, Connectivity Solutions as operated by Avaya sold its products to approximately 2,000 independent distributors, system integrators, and value added resellers in more than 60 countries. Approximately 45% of net sales for Connectivity Solutions as operated by Avaya for the fiscal year ended September 30, 2003 were generated outside the United States. On a pro forma basis, to reflect our acquisition of Connectivity Solutions, our combined net sales were approximately $1.1 billion for the year ended December 31, 2003.

          The following are our major product groups following the acquisition of Connectivity Solutions:

CommScope Enterprise Solutions

          Our Enterprise Solutions group is a world leader in providing enterprise structured cabling systems for global companies. This group includes SYSTIMAX® Solutions, our new enterprise connectivity business, and our CommScope branded enterprise LAN products. We believe SYSTIMAX® Solutions provides the most extensive and comprehensive portfolio of structured connectivity solutions available on the market today. It includes in-building and outside plant campus cabling and associated distribution components from the point of demarcation where the building cabling connects to outside communications networks.

CommScope Broadband Solutions

          Our Broadband Solutions group is a worldwide leader in providing coaxial cable for broadband HFC applications, primarily used in the cable television industry. We are the world's largest manufacturer of coaxial cable and a leading domestic supplier of fiber optic cable for cable television and other video applications. Our coaxial and fiber optic cables are primarily used in HFC networks, which are widely recognized as one of the most cost-effective ways to offer multi-channel video, voice and data services. Our broadband coaxial and optical fiber cables provide bandwidth for services such as cable television, video on demand, high-speed Internet access, cable telephony and other interactive services.

CommScope Carrier Solutions

          CommScope Carrier Solutions™ includes our ExchangeMAX® and ICS product lines. Our ExchangeMAX® products are sold in the central office cable and cross-connect markets and provide end-to-end connectivity to end-users such as OEMs of telecommunications equipment, Regional Bell Operating Companies ("RBOC"), and third-party vendors. Our ExchangeMAX® products include UTP, STP and coaxial cable, copper main distributing frames, digital signal cross connect frames, connectors, patch cords and cable management software. Our ICS products are sturdy environmental enclosures for electronics devices and equipment deployed in the outside plant and inside buildings.

CommScope Wireless Solutions

          Our Wireless Solutions group manufactures high frequency cables and components connecting wireless antennae to transmitters and switching cables for the U.S. wireless infrastructure business. Semi-flexible coaxial cables are used to connect the antennae located at the top of wireless antenna towers to the radios and power sources located adjacent to or near the antenna site. Over the past few years, we developed and patented Cell Reach®, a line of copper or aluminum shielded semi-flexible coaxial cables and related connectors and accessories to address this market.

          On June 14, 2004, we transferred all of our equity ownership in OFS BrightWave to The Furukawa Electric Co., Ltd. ("Furukawa") in exchange for the 7,656,900 shares of our common stock owned by Furukawa. We recorded a net pretax gain of approximately $121.3 million, or approximately $1.24 per diluted share, net of tax, as a result of this transaction during the second quarter of 2004.

Our Competitive Strengths

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  Industry Leader.    We are a recognized leader in the coaxial cable, fiber optic cable and structured cabling industries. We are the world's largest manufacturer of broadband coaxial cable for HFC applications and the recognized market leader in end-to-end structured cabling solutions supporting LAN applications. We believe we supplied over 50% of all coaxial cable purchased in 2003 in the United States for broadband cable networks using HFC architecture. Our SYSTIMAX® Solutions product line is the preeminent brand in structured cabling for LAN applications, holding a leading sales position in essentially every geographic market in which we compete. Our ExchangeMAX® product line is one of the top two product lines in the service provider structured cabling marketplace and the only one supplying complete end-to-end connectivity to our customers. In addition, our ICS product group is one of the top two non-OEM manufacturers of integrated cabinet solutions in North America.

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  Technical Innovation.    We are recognized for our technological innovation and leadership in the marketplace. We pursue an active policy of seeking and enforcing intellectual property protection, namely patents and registered trademarks, for new products and designs and have a strong tradition of research and development with over 1,100 patents and patent applications. As a technological leader in the structured cabling industry, our representatives participate in the industry's leading standard bodies, including the Telecommunications Industry Association, the Electronic Industry Association, the Institute of Electrical and Electronic Engineers and the Asynchronous Transfer Mode Forum. The insight gained from these activities, combined with our own market research, allows us to better understand the future uses of cable and connectivity and to design products to address these trends.

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  Global Scale and Service.    We believe that we have achieved a degree of scale and product breadth that differentiates us from many of our competitors. We believe that our coaxial cable manufacturing capacity is greater than that of any other manufacturer of HFC products. This high-volume service capability combined with strong logistical and technical support enables us to provide our customers with superior service. With the acquisition of Connectivity Solutions, we have developed broader international operations with more people and logistical capabilities to do business around the world. Additionally, we have an extensive global network of distributors, value-added resellers and system integrators to distribute products and components effectively on a global basis.

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  Brand Name and Blue Chip Customer Base.    Our worldwide distribution network of independent distributors, system integrators, and value added resellers, together with our direct sales force has enabled us to build meaningful relationships with end users like IBM, The Home Depot, and Intel. We also maintain significant relationships with Anixter International, one of the largest global electrical and communications distributors, and Graybar Electric Company, one of the largest electrical and communications distributors in the United States. We supply broadband coaxial cable to Comcast Corporation, Time Warner Inc., Cox Communications Inc., and many of the other leading cable television system operators in the United States. Through our relationships with our blue-chip customers, we gain early exposure to the latest products, technologies, and market trends. We believe that our brands include some of the most widely recognized and respected names and help to promote end-user demand in the markets that we serve.

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  Operational Excellence.    Our state-of-the-art cable manufacturing processes allow us to provide proprietary specialized cabling solutions to our customers. We have invested approximately $250 million in the global development and acquisition of state-of-the-art manufacturing facilities and new technologies during the past five fiscal years. These investments also help to improve operating efficiencies and management control, and provide more consistent product quality, as well as providing regional services and manufacturing capability. With the acquisition of Connectivity Solutions, we now have manufacturing and warehousing facilities located on five continents, allowing us to satisfy volume production, time-to-market, and technology requirements of our major customers.

Our Strategy

          Our goal is to be the global leader in 'last mile' cabling and connectivity, which is the distribution access, or final link, to the customer. Our recent acquisition of Connectivity Solutions is an important milestone in achieving this objective. The principal elements of our strategy are:

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  Build upon Leadership Position in the 'Last Mile' of Telecom.    We believe we are the global leader in structured cabling systems for business enterprise applications and the world's largest manufacturer of coaxial cable for HFC applications. HFC networks are widely recognized as the most cost-effective way to deliver multi-channel video, voice and data services into homes around the world.

    As telecommunications companies continue to bring broadband video, voice and high-speed data services to the enterprise, home or mobile customer, we expect an ongoing demand for bandwidth and enabling cabling and connectivity solutions products. We intend to build upon our leadership position by offering our broad portfolio of products for last mile wired and/or wireless applications.

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  Develop Proprietary Products and Expand Market Opportunities.    We actively identify new market opportunities and develop and commercialize products that use our core technology and manufacturing competencies. Our industry-leading research and development teams continue to spearhead innovative developments in cable and connectivity. We intend to build upon this legacy of innovation and leverage our portfolio of over 1,100 worldwide patents to provide leading-edge technology and new, high-performance cable and connectivity solutions products to our customers.

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  Continuously Improve Operating Efficiencies.    We are recognized for operational excellence and effective cost management. We believe that there are significant potential cost reduction opportunities as we integrate Connectivity Solutions, including reduced corporate overhead and lower working capital. We intend to reduce costs through increased operational focus, application of our manufacturing expertise, increased labor productivity and process simplification. Connectivity Solutions Manufacturing, Inc. ("CSMI"), our manufacturing subsidiary, recently adopted organizational and cost reduction initiatives at its Omaha, Nebraska site. These initiatives include process improvements, equipment relocation, building consolidation and employee-related initiatives.

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  Expand Our Global Platform.    We believe that the ongoing need for communications infrastructure and worldwide demand for video, data and other broadband services creates significant long-term global growth opportunities. We expect new bandwidth-absorbing applications in the enterprise market and an ongoing need for cable television infrastructure due to the large number of worldwide television households and relatively low global penetration rates for cable television. We intend to enhance our market position by building upon our new worldwide facilities and presence as well as our extensive global network of distributors, system integrators and value added resellers. We also intend to use these new market channels to expand sales of existing CommScope products.

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  Leverage Superior Customer Service.    We believe we are the market leader in enterprise and HFC applications in part due to our emphasis on customer service. We strive to establish and maintain long-term customer relationships by seamlessly delivering innovative cable and connectivity solutions to our telecommunications and enterprise customers. Our high-volume manufacturing capability, industry-leading research and development, technical support and sophisticated logistical capabilities are key components of our customer service model.

          We were incorporated under the laws of the State of Delaware in 1997. Our principal executive offices are located at 1100 CommScope Place, SE, Hickory, North Carolina 28602. Our telephone number is (828) 324-2200.

The Offering

Issuer	CommScope, Inc.
Securities Offered
$250,000,000 principal amount of 1.00% Convertible Senior Subordinated Debentures due 2024 (and 11,494,250 shares of common stock issuable upon conversion of the debentures) by selling securityholders.
Maturity Date	March 15, 2024, unless earlier redeemed, repurchased or converted.
Interest	1.00% per annum on the principal amount, accruing from March 15, 2004, payable semi-annually in arrears on September 15 and March 15 of each year, beginning September 15, 2004.
Subordination
The debentures are our unsecured senior subordinated obligations and the payment of the principal of and interest on the debentures is subordinated in right of payment to the prior payment in full of our existing and future senior indebtedness (including obligations under our senior secured credit facility and Industrial Development Authority Notes (the "IDA Notes")). The debentures also rank equally in express right of payment with our future senior subordinated indebtedness and senior to any of our existing and future subordinated indebtedness. The debentures also rank junior to our secured indebtedness (including obligations under our senior credit facility and IDA Notes) to the extent of the underlying collateral. Our senior secured credit facility is guaranteed by certain of our subsidiaries. At September 30, 2004, our senior indebtedness, including indebtedness of our subsidiaries, was approximately $72.05 million, all of which represented secured indebtedness and we had $51.93 million in borrowings available under our revolving credit facility, which, if borrowed, would also be secured. The debentures are effectively subordinated to all existing and future indebtedness and other liabilities including trade payables of our subsidiaries.
Conversion
Holders may convert the debentures into shares of our common stock at a conversion rate of 45.9770 shares of our common stock per $1,000 principal amount of debentures (representing a conversion price of approximately $21.75 per share), subject to adjustment, prior to the close of business on the final maturity date only under the following circumstances:
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during any fiscal quarter commencing after June 30, 2004, and only during such fiscal quarter, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; or
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during the five business days after any five consecutive trading day period ("the measurement period") in which the trading price per $1,000 principal amount of the debentures for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures; provided however, you may not convert your debentures in reliance on this provision if on any day during such measurement period the closing sale price of our common stock was between 100% and 120% of the then current conversion price of the debentures; or
• if the debentures have been called for redemption; or
• upon the occurrence of specified corporate transactions described under "Description of the Debentures — Conversion of Debentures — Conversion Upon Specified Corporate Transactions."

The conversion rate may be adjusted under circumstances described under "Description of the Debentures — Conversion of
Debentures — Conversion Rate Adjustments", but will not be adjusted for accrued interest.
Sinking Fund	None.
Optional Redemption
On or after March 20, 2009, we may redeem for cash all or part of the debentures at any time or from time to time, upon at least 30 days' prior notice, at a redemption price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the redemption date.
Repurchase at the Option of the Holder
Holders may require us to repurchase all or any portion of their debentures for cash on March 20, 2009, March 15, 2014 and March 15, 2019 (each, a "repurchase date") at a repurchase price equal to 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the repurchase date.

Additionally, if a designated event (as described under "Description of the Debentures — Repurchase at Option of the Holder Upon a Designated Event") occurs prior to maturity, holders may require us to repurchase all or part of their debentures for cash at a repurchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the repurchase date.
Events of Default
If there is an event of default with respect to the debentures, an amount equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest and liquidated damages, if any, may be declared immediately due and payable. These amounts automatically become due and payable in some circumstances. The following are events of default with respect to the debentures:
• default for 30 days in any payment of any interest and liquidated damages, if any, due and payable on the debentures;

	•	default in payment of principal of the debentures, when the same becomes due and payable;
	•	default in our obligations to satisfy our conversion obligation upon exercise of a holder's conversion right if such default is not cured within 10 days;
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our indebtedness or indebtedness of our significant subsidiaries is not paid after the final maturity of such indebtedness or is accelerated and the total amount of such indebtedness unpaid or accelerated exceeds $20 million;
	•	failure by us to provide notice to the holders of the debentures of the occurrence of a designated event on a timely basis;
	•	default in the performance by us of any of our respective covenants in respect of the debentures for 90 days after written notice to us;
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any judgment or decree for the payment of money in excess of $20 million is entered against us, or any significant subsidiary, remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed within 30 days after written notice; and
	•	certain events of bankruptcy, insolvency and reorganization of us, or our significant subsidiaries.
See "Description of the Debentures — Events of Default; Notice and Waiver."
Use of Proceeds	We will not receive any proceeds from the sale of the debentures or the shares of common stock offered in this prospectus. See "Selling Securityholders."

Risk Factors

          You should carefully consider the risks described under "Risk Factors," beginning on page 9 of this prospectus before deciding to invest in the debentures.

RISK FACTORS

          You should carefully consider the risks described below, as well as other information included or incorporated by reference in this prospectus, before making an investment decision regarding our debentures. The value of your investment may increase or decrease. Our business, results of operations or financial condition may be materially and adversely affected by any of these risks, which could result in the loss of all or part of your investment.

Risks Related to the Business

We may fail to realize the anticipated benefits of our acquisition of Connectivity Solutions because of the challenges of integrating and operating the Connectivity Solutions business.

        On January 31, 2004, we acquired substantially all of the assets and certain specified liabilities of the Connectivity Solutions business of Avaya. Although we expect to realize strategic, operational and financial benefits as a result of the Connectivity Solutions acquisition, we cannot predict whether and to what extent such benefits will be achieved. There are significant challenges to integrating the Connectivity Solutions operations into our business, including:

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  successfully managing the operations, manufacturing facilities and technology of Connectivity Solutions;

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  maintaining and increasing the customer base for Connectivity Solutions products;

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  successfully marketing and selling two potentially competing LAN products; and

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  integrating management information, inventory, accounting and sales systems of CommScope and Connectivity Solutions.

          The Connectivity Solutions acquisition is significant to us in size and range of product offerings and we have not previously had comparable experience integrating operations as substantial and geographically diverse as those of Connectivity Solutions. As a result of this acquisition, we now have subsidiaries, or representative branch offices, in numerous foreign countries, subjecting us to diverse foreign laws and regulations.

          In connection with our acquisition of Connectivity Solutions, our wholly owned subsidiary Connectivity Solutions Manufacturing, Inc. assumed a collective bargaining agreement, with applicable modifications, effective January 31, 2004 with the International Brotherhood of Electrical Workers. This agreement expires on May 31, 2006. Disputes under this agreement, our inability to successfully negotiate future agreements, or attempts to organize our non-union employees could result in disruption of our operations and higher ongoing labor costs. Prior to the Connectivity Solutions acquisition, none of our domestic employees were subject to a collective bargaining agreement.

          Also, in connection with the Connectivity Solutions acquisition, we assumed underfunded pension plan and retiree medical liabilities for U.S. represented employees of the Connectivity Solutions business upon the transfer of plan assets and obligations to us. Declines in equity markets and interest rates could decrease the value of pension plan assets and further increase the unfunded amount of our obligations under these plans.

          Our failure to successfully integrate and operate our Connectivity Solutions segment, and to realize the anticipated benefits of the acquisition, could adversely impact our operating performance and financial results.

The historical financial information of Connectivity Solutions is not necessarily indicative of the future financial condition or performance of our Connectivity Solutions segment subsequent to the acquisition.

        The historical financial information of Connectivity Solutions as a division of Avaya differs from the future financial condition and performance of our Connectivity Solutions segment subsequent to the acquisition because, among other reasons:

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  the Connectivity Solutions financial statements include assets and liabilities that were not acquired or assumed by us;

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  the Connectivity Solutions financial statements include an allocation of corporate overhead from Avaya which would not be applicable after the acquisition;

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  the financial information does not reflect anticipated transaction costs or expected synergies resulting from the acquisition;

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  the financial results of Connectivity Solutions may not be indicative of the actual results of the Connectivity Solutions business when operated as a part of our company; and

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  Connectivity Solutions' balance sheet as of September 30, 2003 does not reflect the current market value of the assets acquired as of January 31, 2004.

          Accordingly, the historical financial information of the Connectivity Solutions business as a division of Avaya should not be relied upon as indicative of the future financial condition or performance of our Connectivity Solutions segment subsequent to the acquisition.

The pro forma financial information of CommScope and Connectivity Solutions is not necessarily indicative of the future financial condition or performance of the combined businesses.

        The pro forma financial information of CommScope with respect to the acquisition of Connectivity Solutions that is incorporated by reference in this prospectus is intended to provide information regarding how CommScope might have looked if the acquisition had occurred as of the dates indicated in such information. The amounts for the Connectivity Solutions business of Avaya included in this pro forma information for periods in the year ended December 31, 2003 and the month of January 2004 are based on the historical results of the Connectivity Solutions business as a division of Avaya, however, and therefore may not be indicative of the actual results of our Connectivity Solutions segment when operated as part of CommScope going forward. Moreover, the pro forma information does not reflect all of the changes that may result from the acquisition, including, but not limited to, challenges of transition, integration and restructuring associated with the transaction; challenges of achieving anticipated synergies; ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with represented employees; and customer demand for Connectivity Solutions products. The pro forma adjustments to the balance sheet and income statements represent management's best estimates based on information available at the time the pro forma information was prepared and may differ from the adjustments that may actually be required. Accordingly, the pro forma financial information should not be relied upon as being indicative of the historical results that would have been realized had the acquisition occurred as of the dates indicated or that may be achieved in the future.

Our sales and profitability have been adversely affected by a reduction in capital spending in the cable television and telecommunications industries.

        Historically, most of our revenues have come from sales of communications cable products to the cable television industry. Demand for our communication cable products depends primarily on capital spending by cable television operators for maintaining, constructing, rebuilding or upgrading their systems. Capital spending in the cable television and telecommunications industries is cyclical. The amount of this capital spending, and, therefore, our sales and profitability, will be affected by a variety of factors, including, without limitation:

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  general economic conditions;

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  availability and cost of capital;

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  changes in ownership of cable television operators;

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  cable system consolidation within the industry;

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  the financial condition of domestic and international cable television operators and their access to financing;

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  competition from satellite and wireless television providers and telephone companies;

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  technological developments;

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  new legislation and regulation of cable television operators; and

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  government investigations into industry practices.

          In recent years, cable television capital spending has decreased substantially and we expect ongoing volatility in the near term. Our 2003 sales were negatively impacted by a significant slowdown in spending by our international customers, substantially lower sales of fiber optic cable and a major slowdown in spending by Adelphia Communications Corporation, primarily as a result of its Chapter 11 bankruptcy filing. We also experienced a significant slowdown in spending by Charter Communications, Inc. during 2003. A shift away from rebuilding or upgrading activities has negatively impacted our profit margins. Comcast Corporation has stated publicly that it is nearing the end of its major capital spending for update and rebuild activities, and we expect lower sales of Broadband/Video products in the second half of 2004. We cannot assure you that cable television capital spending will not continue to decrease in the future or when, if at all, it will increase. Lack of demand could increase competition for existing customers and negatively affect pricing. In addition, if we are unable to adequately manage our costs in response to reduced demand for our products, there could be a material adverse effect on our profitability.

The sales and profitability of Connectivity Solutions has been adversely affected by a reduction in capital spending in the corporate information technology sector as well as in the telecommunications industry.

        The majority of the sales of Connectivity Solutions as operated by Avaya were derived from corporate information technology spending by global enterprises. In 2001 and 2002, global enterprises reduced their information technology capital spending in light of, and to a greater extent than, the overall decline in the economy. In addition, a significant portion of the sales of Connectivity Solutions historically were derived from capital spending by telecommunications service providers. These telecommunications customers have greatly reduced their spending on communications equipment, as demand for products in the telecommunications equipment market remains at historically low levels due to the overall decline in the economy. If capital spending levels in the corporate information technology sector and in the telecommunications industry continue to decline and/or do not increase, our sales and profitability relating to our Connectivity Solutions segment will be adversely affected.

Our communications cable customers are subject to significant government regulation that could materially adversely affect our business.

        In recent years, cable television capital spending has been affected by new legislation and regulation, on the federal, state and local level. Many aspects of government regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Federal Communications Commission is continuing its implementation of the Telecommunications Act of 1996, referred to herein as the "Telecom Act" which, when fully implemented, may significantly impact the communications industry and alter federal, state and local laws and regulations regarding the provision of cable, internet and telephony services. The Telecom Act eliminates substantially all restrictions on the entry of telephone companies and certain public utilities into the cable television business. Telephone companies may now enter the cable television business as traditional cable operators, as common carrier conduits for programming supplied by others, as operators of wireless distribution systems, or as hybrid common carrier/cable operator providers of programming on so-called "open video systems." The economic impact of the Telecom Act, ongoing litigation in this regard, other recent federal legislation and the rules implementing these laws on the cable television industry and our business is still uncertain.

The loss of one or more of our principal customers could materially adversely affect us.

        Although the domestic cable television industry is comprised of thousands of cable systems, a small number of cable television operators own a majority of cable television systems and account for a majority of the capital expenditures made by cable television operators. Although we sell to a wide variety of customers dispersed across many different geographic areas, sales to the five largest domestic broadband service providers represented approximately 48% of our net sales during 2002 and 39% during 2003. Accordingly, the loss of one or more of our principal communications cable customers could have a material adverse effect on our business and financial condition.

The loss of one or more principal distributors, value-added resellers and system integrators for SYSTIMAX® could materially adversely affect us.

        We distribute SYSTIMAX® solutions through a worldwide network of more than 2,000 distributors, value-added resellers and system integrators. Prior to our acquisition of Connectivity Solutions, for the fiscal year ended September 30, 2003, sales of SYSTIMAX® by the Connectivity Solutions business of Avaya to the top five distributors, value-added resellers and system integrators represented approximately 77% of the net sales of SYSTIMAX® in that period. In particular, Anixter Corporation and affiliates accounted for approximately 53% and Graybar Electric Company accounted for approximately 14% of the net sales of SYSTIMAX® for the fiscal year ended September 30, 2003. Sales to Anixter Corporation and affiliates accounted for approximately 31.4% of our net sales during the six months ended June 30, 2004. The loss of one or more of our principal distributors of SYSTIMAX® solutions could have a material adverse effect on our business and financial condition.

Consolidation among our major customers could materially adversely affect our business.

        The telecommunications industry has experienced the consolidation of many industry participants and this trend is expected to continue. Consolidations could result in delays in purchasing decisions by the merged businesses, and we could play either a greater or lesser role in supplying products to the merged entity. These purchasing decisions of the merged companies could have a material adverse effect on our business. In November 2002, AT&T Broadband, the largest domestic multiple system operator and one of our significant customers, merged with Comcast Corporation to form a new company named Comcast Corporation, creating a concentration of credit risk in the new merged entity. We cannot determine whether or to what extent future potential regional clustering of cable systems and subscriber trades will delay expected cable spending or negatively impact our sales volumes or profits.

          In addition, CommScope Carrier Solutions sells directly or indirectly to a very small group of telecommunications service providers, primarily the former Bell operating companies and their extended supply chain. Additional consolidation of providers or the loss of access to their product portfolios could have a material adverse effect on our business and financial condition.

The financial condition of some of our major communications cable customers has deteriorated, which has resulted in writeoffs and increased our credit risk.

        Some of our major communications cable customers have experienced financial difficulties as a result of weakness in the telecommunications industry or for other reasons.

          One of our significant communications cable customers, Adelphia, filed for Chapter 11 debtor-in-possession reorganization on June 25, 2002. During 2002, we wrote off $21.4 million of Adelphia receivables, which we sold in 2003. We have reached an agreement with Adelphia on the terms under which we will continue to do business with Adelphia during its Chapter 11 reorganization but we do not expect a significant recovery of business with Adelphia in the near term.

          If the current weakness in the telecommunications industry continues, or if conditions deteriorate further, or for other reasons, our customers may experience financial difficulties, become subject to government investigation or file with the courts seeking protection under the applicable bankruptcy or reorganization laws. Upon the financial failure of a customer, we may experience losses as a result of our inability to collect, in a timely manner or at all, the accounts receivable outstanding to such customer, as well as the loss of such customer's ongoing business. If our customers fail to meet their payment obligations to us, we could experience reduced cash flows and losses in excess of amounts reserved.

Although we believe that our existing goodwill and other intangible assets are not currently impaired, we may incur impairment charges related to these assets in the future.

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangible assets with indefinite lives and also requires at least an annual assessment for impairment by applying a fair-value-based test.

          SFAS No. 142 requires that goodwill be tested for impairment annually at the same time each year and on an interim basis when events or circumstances change. We elected to perform our annual goodwill impairment test as of August 31. We have not completed our analysis of our most recent annual goodwill impairment test as of August 31, 2004 but preliminary reviews suggest that goodwill was not impaired as of this date.

          Existing goodwill, which totaled $151 million as of December 31, 2003, arose from previous acquisitions accounted for under the purchase method of accounting. If the current weakness in the telecommunications industry is prolonged or further deteriorates, we cannot assure you that future tests will not result in impairment of existing goodwill and that potential future goodwill impairment will not materially adversely affect our results of operations.

We have recognized impairment charges for fixed assets and may need to do so again in the future.

        Effective January 1, 2002, we adopted SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains many of its fundamental provisions. Long-lived assets must be tested for impairment in accordance with SFAS No. 144 whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Due to the difficult business environment in telecommunications and the continuing decline in demand for our products, we recognized impairment charges of $31.7 million during the three months ended June 30, 2003 primarily related to our broadband cable manufacturing assets. We previously recognized impairment charges of $25.1 million during the three months ended September 30, 2002 primarily related to fixed assets used in the manufacture of our wireless, fiber optic cable and other telecommunications products. These impairment charges represented approximately 17% and 11% of our total net property, plant and equipment as of June 30, 2003 and September 30, 2002, respectively.

          Utilization in our facilities is subject to change based on customer demand. We can give no assurances that we will not have excess manufacturing capacity over the long-term. If the current weakness in the telecommunications industry is prolonged or further deteriorates, we cannot assure you that future tests will not result in additional impairment of long-lived assets and that potential future impairment of long-lived assets will not materially adversely affect our results of operations.

Our failure to introduce new products successfully, and changes in technology, could materially adversely affect us.

        Many of our markets are characterized by advances in information processing and communications capabilities which require increased transmission speeds and greater capacity, or "bandwidth," for carrying information. These advances require ongoing improvements in the capabilities of wire and cable products. We believe that our future success will depend in part upon our ability to enhance existing products and to develop and manufacture new products that meet or anticipate these changes. The failure to introduce successful new or enhanced products on a timely and cost-competitive basis or the inability to continue to market existing products on a cost-competitive basis could materially adversely affect our business and financial condition.

          Fiber optic technology presents a potential substitute for the products that comprise most of our sales of communications cable products. A significant decrease in the cost of fiber optic systems could make these systems superior on a price/performance basis to copper systems. A significant decrease in the cost of fiber optic systems would reasonably be expected to have a materially adverse effect on our coaxial cable sales.

The communications cable industry is highly competitive globally and rapid technological change may lead to further competition.

        Our coaxial, fiber optic and electronic cable products compete with those of a substantial number of foreign and domestic companies, some of which have greater resources (financial or otherwise), or lower operating costs, than we have. The rapid technological changes occurring in the telecommunications industry could lead to the entry of new competitors. Existing competitors' actions, such as price reductions, use of internet auctions or introduction of new innovative products, and new entrants may have a materially adverse impact on our sales and profitability. We cannot assure you that we will continue to compete successfully with our existing competitors or that we will be able to compete successfully with new competitors.

Our dependence on commodities subjects us to price fluctuations which could materially adversely affect our profitability.

        Our profitability may be materially affected by changes in the market price and availability of our raw materials, most of which are linked to the commodity markets. The principal raw materials we purchase are plastics and polymers, fabricated aluminum, and, to a lesser extent, copper, bimetals and optical fiber. Plastics and polymers are used to insulate and protect cables and fabricated aluminum, copper and steel are used in the production of coaxial and twister pair cables. Prices for copper, fluoropolymers and certain polymers derived from oil and natural gas have increased substantially over the last twelve months. As a result, we have significantly increased our prices for certain enterprise products and may have to increase prices again in the future. Our inability to achieve market acceptance of future price increases could have a material impact on the results of our operations.

Difficulties with our key suppliers could materially adversely affect us.

        For certain of our raw material purchases, including fluorinated ethylene propylene, bimetallic center conductors, copper rods, fine wire aluminum and optical fiber, we are dependant on key suppliers.

          Fluorinated ethylene propylene (FEP) is the primary raw material used throughout the industry for producing flame retarding cables for local area network applications. There are few worldwide producers of FEP and market supplies have been periodically limited over the past several years. Availability of adequate supplies of FEP will be critical to future local area network cable sales growth. If FEP is not available in adequate quantities on acceptable terms, our business and financial condition could be materially adversely affected.

          A portion of our raw material purchases are bimetallic center conductors for coaxial cables. During 2003, we produced substantially all of our requirements internally and purchased the remaining amount from Copperweld Corporation. We will continue to use our internal production capabilities to meet the majority of our bimetallic center conductor requirements for 2004. However, the loss of our ability to produce bimetallic center conductors would likely require the purchase of bimetallic center conductors from Copperweld or other sources, which are limited. Copperweld's inability to supply, and/or our failure to manufacture or adequately expand our internal production of these products, could have a materially adverse effect on our business and financial condition.

          We internally produce a significant portion of our requirements for fine aluminum wire, which is available externally from only a limited number of suppliers. Although this is a smaller raw material purchase than bimetallic center conductors, our failure to manufacture or adequately expand our internal production of fine aluminum wire, and/or our inability to obtain these materials from other sources in adequate quantities on acceptable terms, could have a materially adverse effect on our business and financial condition.

          Optical fiber is a primary material used for making fiber optic cables. There are few worldwide suppliers of these premium optical fibers. Availability of adequate supplies of premium optical fibers will be critical to future fiber optic cable sales growth. We believe that our optical fiber supply arrangement with a wholly-owned subsidiary of Furukawa addresses concerns about the continuing availability of these materials to us, although there can be no assurance of this.

          Our key suppliers could experience financial difficulties, or there may be global shortages of the raw materials we use, and our inability to find sources of supply on reasonable terms could materially adversely affect our ability to manufacture products in a cost effective way.

Because of our vertical integration of supply and production of some products, a disruption or failure at one of our manufacturing facilities could materially adversely affect our ability to manufacture products at other manufacturing facilities in a cost-effective and timely manner.

        We internally produce a significant portion of some of the components used in our finished products, including bimetallic center conductors and fine aluminum wire, at certain of our manufacturing facilities. Disruption at these facilities due to failure of our technology, fire, electrical outage, natural disaster, acts of terrorism or some other catastrophic event could materially adversely affect our ability to manufacture products at our other manufacturing facilities in a cost-effective and timely manner.

If our products or components purchased from our suppliers experience performance issues, our business will suffer.

        Our business depends on our producing excellent products of consistently high quality. To this end, our products, including components and raw materials purchased from our suppliers, are rigorously tested for quality both by us and our customers. Nevertheless, our products are highly complex and our customers' testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems unforeseeable in testing), our products and components and raw materials purchased from our suppliers may fail to perform as expected. Performance issues could result from faulty design or problems in manufacturing. We have experienced such performance issues in the past and remain exposed to such performance issues. In some cases, recall of some or all affected products, product redesigns or additional capital equipment may be required to correct a defect. In addition, we warrant or indemnify certain products over varying periods of time. In particular, we warrant the operation of our SYSTIMAX Solutions products for a period of 20 years from installation. Although historical warranty and indemnity claims have not been significant, we cannot assure you that future claims will not have a materially adverse affect on our results of operations. Any significant or systemic product failure could also result in lost future sales of the affected product and other products, as well as result in customer relations problems.

Our business is subject to the economic uncertainties and political risks of making and selling our products in foreign countries.

        With the acquisition of Connectivity Solutions, we have significantly increased our international manufacturing operations and international sales. For the six months ended June 30, 2004, international sales represented approximately 31% of our net sales (including sales from our Connectivity Solutions segment). Our international sales and operations are subject to the risks inherent in operating abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the United States affecting trade, foreign investment and loans, foreign tax laws, compliance with local laws and regulations, armed conflict, war, terrorism and major health concerns (such as SARS).

Potential environmental liabilities may arise in the future and materially adversely impact our financial position.

        We are subject to various federal, state, local and foreign environmental laws and regulations governing, among other things, discharges to air and water, management of hazardous substances, handling and disposal of solid and hazardous waste, and investigation and remediation of hazardous substance contamination. Because of the nature of our business, we have incurred and will continue to incur, costs relating to compliance with these environmental laws and regulations. Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on our financial condition. However, new laws and regulations, including those regulating the types of substances allowable in certain of our consumer products, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new remediation or discharge requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

          Pursuant to the Comprehensive Environmental Response, Compensation and Liability Act and similar state statutes, current or former owners or operators of a contaminated property, as well as companies that generated, disposed of, or arranged for the disposal of hazardous substances at a contaminated property, can be held jointly and severally liable for the costs of investigation and remediation of the contaminated property, regardless of fault. Our present and past facilities have been in operation for many years, and over that time in the course of those operations, these facilities have used substances which are or might be considered hazardous, and we have generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that environmental liabilities may arise in the future which we cannot now predict.

Although we believe cash from operations and availability under our senior secured credit facility provide adequate resources to fund ongoing operating requirements, we may be limited in our ability to obtain additional capital on commercially reasonable terms.

        Although we believe cash from operations and availability under our senior secured revolving credit facility provide adequate resources to fund ongoing operating requirements, we may need to seek additional financing to compete effectively. Our public debt ratings affect our ability to raise capital and the cost of that capital. Future downgrades of our debt ratings may increase our borrowing costs and affect our ability to access the equity capital markets on terms and in amounts that would be satisfactory to us.

Our indebtedness could restrict our operations, make us more vulnerable to adverse economic conditions and make it more difficult to invest in our business.

        Our current and future indebtedness could have important consequences to you. For example, it could:

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  impair our ability to obtain additional financing in the future;

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  reduce funds available to us for other purposes, including working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

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  restrict our ability to introduce new products or exploit business opportunities;

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  increase our vulnerability to economic downturns and competitive pressures in the industry we operate in;

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  increase our vulnerability to interest rate increases to the extent variable-rate debt is not effectively hedged;

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  limit, including as a result of the financial and other restrictive covenants in that indebtedness, our ability to dispose of assets or borrow additional funds; and

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  place us at a competitive disadvantage.

          We may incur additional indebtedness in the future, either under the revolving credit facility that is part of our senior secured credit facility, through future debt issuances, in connection with future acquisitions or otherwise.

A significant uninsured loss or a loss in excess of our insurance coverage could materially adversely affect our financial condition.

        We maintain insurance covering normal business operations, including fire, property and casualty protection that we believe is adequate. We do not generally carry insurance covering wars, acts of terrorism, earthquakes or other similar catastrophic events. Because insurance has generally become more expensive, we may not be able to obtain adequate insurance coverage on financially reasonable terms. A significant uninsured loss or a loss in excess of our insurance coverage could materially adversely affect our financial condition.

We have in the past reduced the size of our workforce and may need to do so again in the future.

        In response to the level of business and outlook for future business, in recent years we have reduced the size of our workforce. During 2002 and 2003, we reduced our workforce by a total of approximately 350 employees and recorded total pretax charges related to these workforce reductions of approximately $2.5 million for employee termination benefits during 2002. During the three months ended March 31, 2004, we reduced our Connectivity Solutions segment workforce by 45 employees and recorded total pretax charges related to these workforce reductions of approximately $1.6 million for employee termination benefits. Our manufacturing subsidiary CSMI recently adopted organizational and cost reduction initiatives at its Omaha, Nebraska site, which include employee-related initiatives. If we reduce our expectations for future business we may again reduce our workforce and incur restructuring costs or impairment charges if we adopt a restructuring plan in response to changing business conditions.

We may experience difficulties in obtaining or protecting intellectual property.

        We may encounter difficulties, costs or risks in protecting our intellectual property rights or obtaining rights to additional intellectual property to permit us to continue or expand our business. Other companies, including some of our largest competitors, hold intellectual property rights in our industry and the intellectual property rights of others could inhibit our ability to introduce new products in our field of operations unless we secure licenses on commercially reasonable terms, as such are needed.

Changes in accounting standards or practices, including those relating to the debentures, could affect our financial results.

        The Financial Accounting Standards Board ("FASB"), and other regulatory or standard setting bodies, periodically revise accounting standards and practices. Any such revisions could adversely, and potentially materially adversely, affect our financial results. In particular, the FASB has recently finalized a proposal to the effect that shares contingently issuable under convertible debt instruments should be included in calculations of diluted earnings per share from the date of initial issuance of such debt instruments, regardless of whether the conversion contingency applicable to the debt instrument has been met, and that prior period earnings per share amounts should be restated for comparative purposes. We presently have $250 million aggregate principal amount of the debentures outstanding and do not include the impact of the conversion of the debentures in calculating our diluted earnings per share, as the conversion contingency applicable to the debentures has not been met. In the event that the current FASB proposal, or a similar proposal, is adopted, our diluted earnings per share would be required to reflect the conversion of the debentures. The effect of such change is uncertain, but may be material.

Risks Related to the Debentures

The debentures will be unsecured and holders of senior indebtedness and senior subordinated indebtedness will be paid before holders of the debentures are paid.

        The debentures are our unsecured senior subordinated obligations and the payment of the principal of and interest on the debentures is subordinated in right of payment to the prior payment in full of our existing and future senior indebtedness. The debentures also rank junior to our secured indebtedness. At September 30, 2004, our senior indebtedness, including indebtedness of our subsidiaries, was approximately $72.05 million, all of which represented secured indebtedness, and we had $51.93 million in borrowings available under our revolving credit facility, which, if borrowed, would also be secured. The debentures are effectively subordinated to all existing and future indebtedness and other liabilities including trade payables of our subsidiaries.

          If we become bankrupt, liquidate, or dissolve, our assets would be available to pay obligations on the debentures only after our senior indebtedness has been paid. Our right to receive any assets of our subsidiaries upon their bankruptcy, liquidation or dissolution, and therefore the right of the holders of the debentures to participate in those assets, will be subordinated to the claims of our subsidiaries' creditors, including trade creditors. We cannot assure you that there will be sufficient assets to pay amounts due on the debentures.

          If we fail to pay any of our senior indebtedness, we may make payments on the debentures only if we cure the default or the holders of the senior indebtedness waive the default. Moreover, if any non-payment default exists under our designated senior indebtedness, we may not make any cash payments on the debentures for a period of up to 179 days in any 365 day period, unless we cure the default, the holders of the designated senior indebtedness waive the default or rescind acceleration of the indebtedness, or we repay the indebtedness in full. See "Description of the Debentures — Subordination of the Debentures."

We may be able to incur significantly more debt in the future, which will increase the risks related to the debentures.

        Subject to the limitations contained in our senior secured credit facility, we may be able to incur significantly more debt in the future. The indenture governing the debentures does not prohibit us or our subsidiaries from incurring indebtedness.

          Our indebtedness could have important consequences which may affect your investment in the debentures. For example, it could:

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  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

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  limit our flexibility in planning for and reacting to changes and innovations in our business and in the industry in which we operate, which could make us more vulnerable to adverse changes in general economic, industry and competitive conditions as well as adverse changes in government regulation; and

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  place us at a disadvantage compared to our competitors that have less debt.

          Our ability to pay principal of and interest on the debentures, to service our other debt, and to refinance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Our failure to comply with the restrictions in our debt instruments could result in a default.

        Our senior secured credit facility contains covenants that restrict our ability and our subsidiaries' ability to:

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  dispose of assets;

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  suffer or permit dissolution or liquidation;

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  incur or repay indebtedness;

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  incur liens on property or assets;

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  make acquisitions;

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  issue and sell stock;

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  pay dividends;

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  enter into certain investments or transactions;

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  repurchase or redeem capital stock;

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  engage in mergers or consolidations; or

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  engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

          Our compliance with our covenants in the senior secured credit facility or other debt instruments in the future may be affected by events beyond our control. Our breach of or failure to comply with any of the covenants in our senior secured credit facility could result in a default under the senior secured credit facility. If we default under the senior secured credit facility, the lenders could cause all of our outstanding indebtedness under that facility to become due and payable, require us to apply all of our available cash to repay the indebtedness or prevent us from making debt service payments on any other indebtedness we owe. If the indebtedness is accelerated, we may not have sufficient assets to repay amounts due.

          Moreover, our senior secured credit facility is secured by substantially all of our domestic assets. Accordingly, in the event of a default by us under this facility, the lenders would have a first priority secured claim on these assets. In such event, our remaining assets may be insufficient to repay the debentures.

We are a holding company and we depend on the cash flow of our subsidiaries to satisfy our obligations including our future obligations under the debentures.

        Our subsidiaries conduct all of our operations and own all of our consolidated assets. Our subsidiaries are separate and distinct legal entities and have no obligation to pay amounts due on the debentures or to provide us with funds to satisfy our payment obligations. Therefore, our operating cash flow and our ability to service our debt, including the debentures, depends upon the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of loans, dividends or otherwise. These payments may not be adequate to pay interest and principal on the debentures when due. In addition, the ability of our subsidiaries to make payments to us depends on applicable law and restrictions under current and future debt instruments. These debt instruments may include requirements to maintain minimum levels of working capital and other assets.

The debentures are not protected by restrictive covenants.

        The indenture governing the debentures does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, the granting of security to other creditors, the movement of assets to subsidiaries which incur debt or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of debentures in the event of a change in control involving us, except to the extent described under "Description of the Debentures."

We may not have the ability to purchase debentures at the option of the holders or upon a designated event or to raise the funds necessary to finance the purchases.

        On March 20, 2009, March 15, 2014 and March 15, 2019 and upon the occurrence of certain designated events, holders of the debentures may require us to purchase their debentures for cash. However, it is possible that we would not have sufficient funds at that time to make the required purchase of debentures or would otherwise be prohibited under our senior secured credit facility or other future debt instruments from making such payments in cash. If such restrictions exist, we would have to seek the consent of the lenders or repay those borrowings. If we were unable to obtain the necessary consent or unable to repay those borrowings, we would be unable to purchase the debentures and, as a result, would be in default under the debentures.

You may be unable to sell your debentures if a trading market for the debentures does not develop.

        The liquidity of any market for the debentures will depend on the number of holders of the debentures, the interest of securities dealers in making a market in the debentures and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the debentures. If an active trading market for the debentures does not develop, the market price and liquidity of the debentures may be adversely affected. If the debentures are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors.

You may have to pay taxes with respect to some distributions on our common stock that result in adjustments to the conversion rate.

        The conversion rate of the debentures is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See "Description of the Debentures — Conversion of Debentures —

Conversion Rate Adjustments." If the conversion rate is adjusted as a result of a distribution that is taxable to our common stock holders, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. See "Certain United States Federal Tax Consequences — United States Holders — Constructive Distributions." In addition, non-U.S. holders of the debentures may, in these circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "Certain United States Federal Tax Consequences — Non-U.S. Holders — Constructive Dividends."

Risks Related to Our Common Stock

We may experience significant fluctuations in our stock price, which may make it difficult for you to resell the debentures or the shares of common stock issuable upon conversion of the debentures.

        Subject to certain conditions, the debentures are convertible into shares of our common stock. As a result, fluctuations in the trading price of our common stock will affect the trading price of the debentures. The market price of our common stock has experienced and may continue to experience high volatility. The stock market in general has experienced extreme price and volume fluctuations in recent years. Often, these changes may have been unrelated to the operating performance of the affected companies. The factors that could cause fluctuation in our stock price may include, among other factors discussed in this section, the following:

  •
  actual or anticipated variations in quarterly operating results;

  •
  changes in financial estimates by securities analysts;

  •
  our inability to meet or exceed securities analysts' estimates or expectations;

  •
  conditions or trends in our industry;

  •
  changes in the market valuations of other companies in our industry;

  •
  announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives and the success of such acquisitions, including our recent acquisition of the Connectivity Solutions business;

  •
  capital commitments;

  •
  additions or departures of key personnel;

  •
  actual or anticipated changes in the United States economy;

  •
  armed conflict, war or terrorism;

  •
  a prolonged downturn in the telecommunications industry; and

  •
  actual or anticipated sales of common stock by existing stockholders, whether in the market or in subsequent public offerings.

          Many of these factors are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our operating performance.

The trading prices for the debentures will be directly affected by the trading prices for our common stock, which are impossible to predict.

        The trading price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the debentures.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the debentures.

        Holders of the debentures are entitled to convert the debentures into our common stock if, among other circumstances, the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the last trading day of the preceding fiscal quarter exceeds 120% of the conversion price. Until this contingency or another conversion contingency is met, the shares underlying the debentures are not included in the calculation of our basic or diluted earnings per share. Should this contingency be met, diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the diluted earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of our diluted earnings per share.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Conversion of the debentures will dilute the ownership interest of existing stockholders.

        The conversion of debentures into shares of our common stock will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon conversion of the debentures could adversely affect prevailing market prices for our common stock. In addition, the existence of the debentures may encourage short selling by market participants due to this potential dilution or to facilitate trading strategies involving debentures and common stock.

The conditional conversion feature of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

        The debentures are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

The conversion rate of the debentures may not be adjusted for all dilutive events.

        The conversion rate of the debentures is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common shares, the issuance of certain rights or warrants, subdivisions or combinations of our common shares, certain distributions of assets, debt securities, capital stock or cash to holders of our common shares and certain issuer tender or exchange offers as described under "Description of the Debentures — Conversion of Debentures — Conversion Rate Adjustments." The conversion rate will not be adjusted for other events, such as an issuance of common shares for cash, that may adversely affect the trading price of the debentures or the common shares. There can be no assurance that an event that adversely affects the value of the debentures, but does not result in an adjustment to the conversion rate, will not occur.

We cannot predict the effect future sales of debentures or shares of common stock will have on the market price of common stock.

        We cannot predict the effect, if any, that future sales of debentures or shares of our common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock, including shares issued upon the conversion of the debentures, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Anti-takeover provisions could delay or prevent a change in control or adversely impact the price of our common stock.

        Provisions in our certificate of incorporation, our Rights Plan and provisions of the Delaware General Corporation Law could have the effect of deterring hostile takeovers or delaying, deterring, or preventing a change of control of our company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. See "Description of Capital Stock."

We do not anticipate that we will pay cash dividends.

        We have never declared or paid any cash dividends on our capital stock. We do not currently intend to pay cash dividends in the foreseeable future but intend to reinvest earnings in our business. Our existing debt agreements contain, and future debt agreements may contain, limits on our ability to declare and pay cash dividends on our common stock.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the debentures or the shares of common stock offered hereby. See "Selling Securityholders."

PRICE RANGE OF COMMON STOCK

          Our common stock is traded on the New York Stock Exchange under the symbol "CTV." The following table sets forth the high and low sale prices as reported by the New York Stock Exchange for the periods indicated.

	Common Stock Price Range
	High	Low
2002
First Quarter	$23.65	$14.40
Second Quarter	$18.40	$10.75
Third Quarter	$12.52	$6.12
Fourth Quarter	$9.77	$6.45
2003
First Quarter	$9.95	$6.90
Second Quarter	$10.69	$7.24
Third Quarter	$13.05	$9.05
Fourth Quarter	$16.95	$11.99
2004
First Quarter	$19.80	$15.86
Second Quarter	$21.55	$15.84
Third Quarter	$22.20	$18.36
Fourth Quarter (through October 11, 2004)	$22.65	$21.43

          As of September 30, 2004, the approximate number of registered stockholders of record of our common stock was 618.

DIVIDEND POLICY

          We have never declared or paid any cash dividends on our capital stock. We do not currently intend to pay cash dividends in the foreseeable future, but intend to reinvest earnings in our business. Our existing debt agreements contain, and our future debt agreements may contain, limits on our ability to declare and pay cash dividends on our common stock.

RATIO OF EARNINGS TO FIXED CHARGES AND DEFICIENCY IN THE
COVERAGE OF EARNINGS TO FIXED CHARGES

          The following table sets forth the actual and pro forma ratio of earnings to fixed charges and deficiency in the coverage of earnings to fixed charges for each of the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004, respectively.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except ratios)
Actual ratio of earnings to fixed charges (1)	10.03	11.52	5.79	—	—	—	—
Actual deficiency in the coverage of earnings to fixed charges (1)	—	—	—	$(21,252)	$(13,953)	$(26,523)	$(13,223)
Pro forma deficiency in the coverage of earnings to fixed charges (2)	—	—	—	—	$(9,555)	—	$(11,963)

(1)
In computing the actual ratio of earnings to fixed charges and actual deficiency in the coverage of earnings to fixed charges, earnings consist of income (loss) before income taxes, equity in losses of OFS BrightWave, and net gain on OFS BrightWave transaction, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of capitalized expense related to indebtedness, and an estimate of the interest component of rent expense under operating leases. Where earnings are inadequate to cover fixed charges, the deficiency is reported.

(2)
For purposes of computing the pro forma deficiency in the coverage of earnings to fixed charges, earnings and fixed charges (as defined in (1) above) have been adjusted for the assumed issuance of the debentures and use of proceeds to extinguish outstanding debt under the revolving credit agreement and the 4% convertible subordinated notes as of the beginning of each period presented below. For both periods shown, earnings were increased and fixed charges were decreased based on the net of the pro forma net decrease in interest expense and net increase in amortization of deferred financing fees.

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in thousands)
Pro forma net decrease in interest expense	$4,400	$1,387
Pro forma net increase in amortization of deferred financing fees	2	127

Pro forma net increase in earnings and decrease in fixed charges	$4,398	$1,260

DESCRIPTION OF THE DEBENTURES

          The debentures were issued under an indenture dated as of March 24, 2004, between CommScope, Inc., as issuer, and Wachovia Bank, National Association, as trustee. The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement, dated as of March 24, 2004. You may request a copy of the indenture and the registration rights agreement from CommScope or the trustee.

          The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture and the debentures, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or debentures are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

          As used in this "Description of the Debentures" section, references to "CommScope," "we," "our" or "us" refer solely to CommScope, Inc. and not to our subsidiaries, unless the context requires otherwise.

General

          The debentures are limited to $250,000,000 aggregate principal amount. The debentures are issued only in denominations of $1,000 and multiples of $1,000. The debentures are convertible into common stock as described under "— Conversion of Debentures." The debentures will mature on March 15, 2024 unless earlier converted, redeemed or repurchased. We use the term "debenture" in this prospectus to refer to each $1,000 principal amount of debentures.

          The debentures are our unsecured, senior subordinated obligations. The payment of the principal of and interest on the debentures is subordinated in right of payment to the prior payment in full of our existing and future senior indebtedness, (including obligations under the Credit Agreement (as defined below) and Industrial Development Authority Notes (the "IDA Notes")), as described under "— Subordination of Debentures" below. The debentures also rank equally in express right of payment with our future senior subordinated indebtedness and senior to any of our existing and future subordinated indebtedness. The debentures will also rank junior to our secured indebtedness (including obligations under the Credit Agreement and the IDA Notes) to the extent of the underlying collateral. Our obligations under the Credit Agreement are guaranteed by all of our material domestic subsidiaries. At September 30, 2004, our senior indebtedness, including indebtedness of our subsidiaries, was approximately $72.05 million, all of which represented secured indebtedness and we had $51.93 million in borrowings available under our revolving credit facility, which, if borrowed, would also be secured.

          CommScope is a holding company with no assets other than its ownership interests in its various subsidiaries. CommScope conducts all of its operations through those subsidiaries. As a result, we are completely dependent upon the operations and cash flows of our subsidiaries to meet our obligations, including our debt service obligations with respect to the debentures. Our subsidiaries will have no obligation to pay any amounts due on the debentures or to make any funds available to us for payment of the debentures upon maturity or upon a redemption or repurchase of the debentures as described below.

          Claims of creditors of our subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries (if any), and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the debentures.

          Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

          You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of CommScope except to the extent described below under "— Repurchase at Option of the Holder" and "— Repurchase at Option of the Holder Upon a Designated Event."

          The debentures bear interest at a rate of 1.00% per annum. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from March 24, 2004, or from the most recent date to which interest has been paid or duly provided for. We will pay interest semiannually in arrears on March 15 and September 15, beginning on September 15, 2004, to holders of record at the close of business on the preceding March 1 and September 1, respectively.

          If any date for the payment of interest or liquidated damages, if any, is not a business day, then the applicable payment will be made on the next succeeding day that is a business day and without any interest or other payment in respect of the delay. If any redemption date, repurchase date or maturity date is not a business day, then the payment of principal and accrued interest and liquidated damages, if any, will be made on the next succeeding day that is a business day and without any interest or other payment in respect of the delay.

          An office will be maintained in the Borough of Manhattan, New York City, where we will pay the principal and premium, if any, on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

          The debentures are not subject to a sinking fund provision and are not subject to defeasance or covenant defeasance under the indenture.

Conversion of Debentures

          Subject to the conditions and during the periods described below, holders may convert any of their debentures, in whole or in part, into shares of our common stock prior to the close of business on the business day immediately preceding the final maturity date of the debentures, initially at a conversion rate of 45.9770 shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which is based upon an initial conversion price of approximately $21.75 per share. If a holder converts debentures which are registerable securities (as hereinafter defined) on any date when we are required to pay liquidated damages as described under "— Registration Rights of the Debenture Holders," the conversion rate shall be multiplied by 103%. A holder may convert debentures in part so long as such part is $1,000 principal amount or a multiple of $1,000.

          To convert debentures into common stock, a holder must do the following:

  •
  complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver such notice to the conversion agent;

  •
  surrender the debenture to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

          The date a holder complies with these requirements is the conversion date under the indenture. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the debentures are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date. If a holder's interest is a beneficial interest in a global debenture, in order to convert, such holder must comply with the last three requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global debenture. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

          If we call debentures for redemption, a holder may convert its debentures only until the close of business on the business day prior to the redemption date, unless we fail to pay the redemption price. If a holder has delivered a notice informing us of its exercise of its repurchase rights, as described below under "— Repurchase at Option of the Holder" or "— Repurchase at Option of the Holder Upon a Designated Event" with respect to a debenture, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

          We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of the common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the debenture and accrued but unpaid interest and liquidated damages, if any, attributable to the period from the most recent interest payment date to the conversion date. As a result, accrued but unpaid interest and liquidated damages, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see "Certain United States Federal Tax Consequences."

          Notwithstanding the preceding paragraph, if debentures are converted after a record date but prior to the next interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such interest payment need be made (1) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (2) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next interest payment date, or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such debenture.

          Holders may surrender their debentures for conversion into shares of our common stock only under the following circumstances:

  Conversion Upon Satisfaction of Market Price Condition

          A holder may surrender any of its debentures for conversion into our common stock during any fiscal quarter (but only during such fiscal quarter) commencing after June 30, 2004 if the closing sale price of our common stock exceeds 120% of the then-effective conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.

          The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or, if neither, by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate.

          The "conversion price" as of any day will equal $1,000 divided by the conversion rate.

  Conversion Upon Satisfaction of Trading Price Condition

          A holder may surrender any of its debentures for conversion into our common stock prior to maturity during the five business days immediately following any five consecutive trading day period (the "measurement period") in which the trading price per $1,000 principal amount of debentures (as determined following a request by a holder of the debentures in accordance with the procedures described below) for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the conversion rate then in effect (the "98% Trading Exception"); provided, however, you may not convert your debentures in reliance on this provision if on any trading day during such measurement period the closing sale price of our common stock was between 100% and 120% of the then current conversion price of the debentures.

          The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the trustee for $5,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from a nationally recognized securities dealer then the trading price per $1,000 principal amount of the debentures will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate.

          The trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of the debentures would be less than 98% of the product of the closing sale price of our common stock and the conversion rate; at which time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate.

  Conversion Upon Notice of Redemption

          If we call debentures for redemption, holders may convert the debentures until the close of business on the business day immediately preceding the redemption date, after which time the right to convert will expire unless we default in the payment of the redemption price.

  Conversion Upon Specified Corporate Transactions

          If we elect to:

  •
  distribute to all holders of our common stock rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing sale prices of our common stock for the 10 trading days immediately preceding the declaration date for such distribution; or

  •
  distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place, even if the debentures are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

          In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual date of such transaction (or, if such merger, consolidation or share exchange also constitutes a designated event, until the corresponding designated event repurchase date). If we are a party to a consolidation, merger, binding share exchange or sale or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, your right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property that you would have received if you had converted your debentures immediately prior to the transaction. If the transaction also constitutes a designated event, you can require us to repurchase all or a portion of your debentures as described under "— Repurchase at Option of the Holder Upon a Designated Event."

  Conversion Rate Adjustments

          The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)
the payment or issuance of common stock as a dividend or distribution on our common stock;

(2)
the issuance to all holders of common stock of rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing sale prices for the 10 trading days preceding the declaration date for such distribution;

(3)
subdivisions, splits or combinations of our common stock;

(4)
distributions by us to all holders of our common stock of shares of our capital stock, evidences of indebtedness, property or assets, including rights, warrants, options and other securities but excluding dividends or distributions covered by clauses (1) or (2) above or any dividend or distribution paid exclusively in cash;

  In the event that we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the New York Stock Exchange or such other principal national or regional exchange or market on which the securities are then listed or quoted or in the absence of such a quotation, a closing sale price determined by us on a basis we consider appropriate;

(5)
the payment of cash as a dividend or distribution on our common stock, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up; or

(6)
we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

          To the extent that our shareholder rights agreement dated June 12, 1997, as amended, or any future rights plan adopted by us is in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, property or assets as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

          In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or binding share exchange involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your debentures you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the debentures into our common stock immediately prior to any of these events.

          You may in some circumstances be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. See "Certain United States Federal Tax Consequences."

          We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Certain United States Federal Tax Consequences."

          Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by CommScope

          Prior to March 20, 2009, the debentures are not redeemable. On or after March 20, 2009, we may redeem the debentures at any time or from time to time in whole or in part. Upon any redemption, we will pay a redemption price equal to 100% of the principal amount of debentures being redeemed, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the redemption date, unless the redemption date falls after a record date and on or prior to the corresponding interest payment date. In that case, we will pay the full amount of accrued and unpaid interest and liquidated damages, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

          If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed, to the extent practicable, to be of the portion selected for redemption.

          We may not redeem the debentures if we have failed to pay any interest on the debentures and such failure to pay is continuing. No debentures may be redeemed by us if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded.

Repurchase at Option of the Holder

          You have the right to require us to repurchase your debentures on March 20, 2009, March 15, 2014 and March 15, 2019 for cash. We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent. The paying agent will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. A holder may withdraw its repurchase notice at any time prior to close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

          The repurchase price payable for a debenture will be equal to the principal amount to be repurchased plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the repurchase date.

          We must give notice of an upcoming repurchase date to all debenture holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the repurchase price and the procedures that holders must follow to require us to repurchase their debentures.

          The repurchase notice from the holder must state:

  •
  if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

  •
  that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

          You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn debentures;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, that remains subject to the repurchase notice.

          Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, New York City, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after such date:

  •
  the debenture will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

          This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent. No debentures may be repurchased by us at the option of holders on March 20, 2009, March 15, 2014 and March 15, 2019 if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

          We may be unable to repurchase the debentures if you elect to require us to repurchase the debentures pursuant to this provision. If you elect to require us to repurchase the debentures on March 20, 2009, March 15, 2014 and March 15, 2019, we may not have enough funds to pay the repurchase price for all tendered debentures. Our Credit Agreement does, and any future credit agreements or other agreements relating to our indebtedness, may contain provisions prohibiting repurchase of the debentures under certain circumstances. If you elect to require us to repurchase the debentures at a time when we are prohibited from repurchasing them, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

          The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply if the repurchase rights summarized above become available to holders of the debentures. In connection with any offer to require us to repurchase debentures as summarized above we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

  •
  file a Schedule TO or any other required schedule or form under the Exchange Act.

          We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time purchase the debentures in the open market or by tender at any price or by private agreement. Any debenture so purchased by us may, to the extent permitted by applicable law, be resold or may be surrendered to the trustee for cancellation. Any debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Repurchase at Option of the Holder Upon a Designated Event

          If a designated event occurs at any time prior to the maturity of the debentures, you may require us to repurchase your debentures, in whole or in part, on a repurchase date specified by us that is not less than 20 nor more than 35 business days after the date of our notice of the designated event. The debentures will be repurchased only in multiples of $1,000 principal amount.

          We will repurchase the debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the repurchase date, unless the repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payment and liquidated damages, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.

          We will mail to all record holders a notice of a designated event within 20 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your debentures, you must deliver to us or our designated agent, on or before the repurchase date specified in our designated event notice, your repurchase notice and any debentures to be repurchased, duly endorsed for transfer.

          The repurchase notice from the holder must state:

  •
  if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of debentures to be repurchased, which must be $1,000 or multiples thereof; and

  •
  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

          You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn debentures;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, that remains subject to the repurchase notice.

          Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after such date:

  •
  the debenture will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

          This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

          A "designated event" will be deemed to have occurred upon a "fundamental change" or a "termination of trading," as such terms are defined below.

          A "fundamental change" is defined to include any of:

        (1)    a transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration that is not all or substantially all common stock that:

  •
  is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange, or

  •
  is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices;

        (2)    a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all outstanding shares of our capital stock that are entitled to vote generally in the election of directors; or

        (3)    continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

          The term "continuing director" means a director who either was a member of our board of directors on March 18, 2004 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders was duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

          The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

          A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the debentures are then convertible) ceases to be listed for trading on a U.S. national securities exchange or approved for trading on the Nasdaq National Market.

          The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply in the event of a designated event. In connection with any designated event we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

  •
  file a Schedule TO or any other required schedule or form under the Exchange Act.

          This designated event repurchase right could discourage a potential acquirer of CommScope. However, this designated event repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. No debentures may be repurchased by us at the option of holders upon a designated event if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date.

          We may be unable to repurchase the debentures upon a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. Our current Credit Agreement does, and any future credit agreements or other agreements relating to our indebtedness may, contain provisions prohibiting repurchase of the debentures under certain circumstances, or expressly prohibit our repurchase of the debentures upon a designated event or may provide that a designated event is prohibited or constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Subordination of the Debentures

          The debentures are our unsecured obligations and are subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of all our existing and future senior indebtedness (including obligations under our Credit Agreement and the IDA Notes). The debentures will be parri passu in right of payment to all of our other senior subordinated indebtedness and senior in right of payment to all of our subordinated indebtedness.

          At September 30, 2004, our senior indebtedness, including indebtedness of our subsidiaries, was approximately $72.05 million, all of which represented secured indebtedness. The debentures are effectively subordinated to all existing and future indebtedness and other liabilities including trade payables of our subsidiaries.

          Only our senior indebtedness ranks senior in right of payment to the debentures pursuant to the provisions of the indenture. The debentures in all respects have the same rank in right of payment as all our other senior subordinated indebtedness and rank senior in right of payment to any of our subordinated indebtedness.

          The term "senior indebtedness" means:

        (1)    the principal, premium, if any, interest and all other amounts owed in respect of CommScope's (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments;

        (2)    all obligations of CommScope (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding) payable under the Credit Agreement and the IDA Notes, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by CommScope;

        (3)    all of CommScope's capital lease obligations;

        (4)    all obligations issued or assumed by CommScope as the deferred purchase price of property, all of CommScope's conditional sale obligations and all of CommScope's obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

        (5)    all of CommScope's obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

        (6)    all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which CommScope is responsible or liable as obligor, guarantor or otherwise; and

        (7)    all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any of CommScope's properties or assets (whether or not such obligation is assumed by CommScope), except for (x) any such indebtedness that is by its terms subordinated to or pari passu with the debentures or is subordinated to any other senior indebtedness, (y) any indebtedness between or among CommScope or affiliates of CommScope, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of such trust, partnership or other entity affiliated with CommScope that is, directly or indirectly, a financing vehicle of CommScope (a "financing entity") in connection with the issuance by such financing entity of preferred securities or other securities that rank pari passu with, or junior to, the debentures and (z) accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

          "Senior subordinated indebtedness" means, with respect to us, the debentures and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the debentures in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligation of ours that is not senior indebtedness.

          "Subordinated indebtedness" means, with respect to us, any indebtedness of ours that specifically provides that such indebtedness is subordinated to the debentures.

          "Credit Agreement" means that certain amended and restated Credit and Security agreement dated as of January 31, 2004 by and among CommScope, certain of its wholly owned subsidiaries, the lenders party thereto from time to time and Wachovia Bank, National Association, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, increased, renewed, refunded, replaced or refinanced from time to time, whether or not with the same parties. See "— Description of Other Indebtedness — Credit Agreement" for a description of certain security arrangements under the Credit Agreement.

          Such senior indebtedness shall continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness, including, without limitation, any modifications to interest rates or fees or dates of payment of interest, fees or principal or to financial or other covenants or events of default, as well as any release of any collateral or person obligated on such senior indebtedness, or other waiver or forbearance.

          By reason of such subordination, in the event of dissolution, insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings, or upon any winding up, liquidation or dissolution, in each case whether voluntary or involuntary, or any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities, upon any payment or distribution of our assets or securities,

  •
  holders of senior indebtedness will be entitled to receive payment in full before the holders of debentures will be entitled to receive any payment of principal, premium, if any, or interest on the debentures, or payment upon a redemption, repurchase at the option of the holder or repurchase upon a designated event at the option of the holder of the debentures;

  •
  the holders of the debentures are required to pay over their share of such payment or distribution to the holders of senior indebtedness or their representative for application to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay all holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness; and

  •
  holders of senior indebtedness may recover more, ratably, and holders of the debentures may recover less, ratably, than our other creditors.

          In addition, no payment of the principal amount, redemption price, repurchase price or designated event repurchase price, or interest or other cash obligations with respect to any debentures may be made by us, nor may we redeem, acquire or defease any debentures, if:

  •
  any payment default on any senior indebtedness has occurred and is continuing; or

  •
  any default (other than a payment default) with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and either such default is the subject of judicial proceedings or the trustee receives a written notice that blocks payment under the debentures (a "payment blockage notice") from the holders of senior indebtedness or their representatives; provided, however, that only a holder of more than $10 million of senior indebtedness can provide a senior indebtedness default notice.

          Notwithstanding the foregoing, payments with respect to the debentures may resume and we may acquire debentures for cash when:

  •
  the default with respect to the senior indebtedness is cured or waived or ceases to exist; or

  •
  in the case of a default described in the second bullet above, 179 days after the payment blockage notice is received, provided that the terms of the Indenture otherwise permit the payment or acquisition of the debentures at that time.

          If we receive a senior indebtedness default notice, then a similar notice received within nine months thereafter relating to the same default on the same issue of senior indebtedness shall not be effective to prevent the payment or acquisition of the debentures as provided above. In addition, no payment or distribution may be made on the debentures if any debentures are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default until the earlier of:

  •
  120 days after the date of such acceleration; or

  •
  the payment in full in cash of all senior indebtedness,

but only if such payment or distribution is then otherwise permitted under the terms of the indenture.

          Upon any payment or distribution of our assets or securities to creditors upon any dissolution, winding up, liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all amounts due or to become due thereon before the holders of the debentures shall be entitled to receive any payment or distribution with respect to any debentures.

          The debentures are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debentures to participate in those assets) will be subject to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

          No provision contained in the indenture or the debentures affects our obligation, which is absolute and unconditional, to pay the debentures when due. The subordination provisions of the indenture do not prevent the occurrence of any default or event of default under the indenture.

Prohibition of Incurrence of Senior Subordinated Debt

          We shall not incur or suffer to exist indebtedness that is senior in right of payment to the debentures and subordinate in right of payment to any of our senior indebtedness.

Merger and Sale of Assets by CommScope

          The indenture provides that we may not consolidate with or merge with or into any other person and that we may not sell, convey, transfer or lease all or substantially all of our properties and assets to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person (other than any successor who is bound to our obligations under the debentures and the indenture by operation of law) assumes, by supplemental indenture satisfactory in form and substance to the trustee, all of our obligations under the debentures and the indenture;

  •
  after giving effect to such transaction, there is no event of default, and no event that, after notice or passage of time or both, would become an event of default; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

          When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures and the indenture. Although such transactions are permitted under the indenture, the occurrence of any such transactions could constitute a designated event, permitting each holder to require us to repurchase the debentures of such holder as described above. An assumption of our obligations under the debentures and the indenture by any such person might be deemed for United States federal income tax purposes to be an exchange of the debentures for new debentures by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

          The following are events of default under the indenture:

  •
  failure to pay principal, if any, when due at maturity, upon redemption, repurchase or otherwise on the debentures;

  •
  failure to pay any interest and liquidated damages, if any, on the debentures, when due and such failure continues for a period of 30 days;

  •
  default in our obligation to deliver shares of our common stock, cash or other property upon conversion of the debentures as required under the indenture and such failure continues for a period of 10 business days;

  •
  failure to provide notice to the holders of debentures of the occurrence of a designated event within the 20-day period specified therefor;

  •
  our indebtedness for borrowed money or indebtedness for borrowed money of any of our significant subsidiaries is not paid after the final maturity of such indebtedness or is accelerated and the total amount of such indebtedness unpaid or accelerated exceeds $20 million, and such debt is not discharged or such acceleration is not cured or rescinded, within 60 days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding debentures);

  •
  any judgment or decree for the payment of money in excess of $20 million is entered against us, or any significant subsidiary, remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed within 30 days after written notice;

  •
  default in the performance by us of any of the other covenants in respect of the debentures for 90 days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding debentures); or

  •
  certain events involving our bankruptcy, insolvency or reorganization relating to us.

          The term "significant subsidiary" means any of our subsidiaries that is a "significant subsidiary," as defined in Rule 1-02(w) of Regulation S-X.

          The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal, premium, interest and liquidated damages, if any, on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

          If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal, if any, accrued and unpaid interest to the date of such declaration, and liquidated damages, if any, on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, if any, accrued and unpaid interest and liquidated damages, if any, on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, if any, interest to the date of such declaration, and liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled, the acceleration may be rescinded and annulled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults. Upon any such acceleration, the subordination provisions of the Indenture preclude any payment being made to holders of debentures until the earlier of:

  •
  120 days or more after the date of such acceleration; and

  •
  the payment in full in cash of all senior indebtedness,

          but only if such payment is then otherwise permitted under the terms of the indenture. See "— Subordination of Debentures" above.

          Payments of principal, premium, if any, interest and liquidated damages, if any, on the debentures that are not made when due will accrue interest from the required payment date at the then applicable interest rate for the debentures.

          No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest and liquidated damages, if any, on the debentures, unless:

  •
  the holder has given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures within 60 days of such notice;

  •
  the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

  •
  the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

          The holders of a majority in aggregate principal amount of the debentures at the time outstanding may waive any existing default and its consequences except:

  (1)
  any default in any payment of the debentures;

  (2)
  any default with respect to the conversion rights of the debentures;

  (3)
  any default in the payment of the redemption price;

  (4)
  a default in the payment of the repurchase price (upon a repurchase at the option of a holder or a repurchase upon a designated event); or

  (5)
  any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each debenture as described in "— Modification" below.

When a default is waived, it is deemed cured and will cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Modification

          The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

  •
  extend the fixed maturity of any debenture;

  •
  reduce the rate or extend the time for payment of interest and liquidated damages, if any, of any debenture;

  •
  reduce the principal amount of any debenture;

  •
  reduce any amount payable upon redemption or repurchase of any debenture;

  •
  adversely change our obligation to redeem any debentures on a redemption date;

  •
  adversely change our obligation to repurchase any debenture at the option of the holder;

  •
  adversely change our obligation to repurchase any debenture upon a designated event;

  •
  impair the right of a holder to institute suit for payment on any debenture;

  •
  change the currency in which any debenture is payable;

  •
  impair the right of a holder to convert any debenture or reduce the number of common shares or any other property receivable upon conversion;

  •
  affect the ranking of the debentures or change the definition of senior indebtedness;

  •
  reduce the quorum or voting requirements under the indenture; or

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

          We are permitted to modify the following provisions of the indenture without the consent of the holders of the debentures:

  •
  to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the debentures;

  •
  to add to our covenants for the benefit of the holders of the debentures or to surrender any right or power conferred upon us;

  •
  to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

  •
  to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

  •
  to cure any ambiguity, omission, defect or inconsistency in the indenture or to make any change that does not adversely affect the rights of the holders of the debentures in any material respect; and

  •
  to conform any provision to this "Description of the Debentures."

Form, Denomination and Registration

          The debentures are issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and multiples of $1,000.

  Global Debenture, Book-Entry Form

          Debentures are evidenced by one or more global debentures. We deposited the global debenture with DTC and registered the global debenture in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

          Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

          Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global debenture.

          We will pay interest and liquidated damages, if any, on and the redemption price and the repurchase price of, a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

          Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

          DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

          DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

          DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

          We will issue the debentures in definitive certificated form if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities and Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days;

  •
  an event of default shall have occurred and the maturity of the debentures shall have been accelerated in accordance with the terms of the debentures and any holder shall have requested in writing the issuance of definitive certificated debentures; or

  •
  we have determined in our sole discretion that debentures shall no longer be represented by global debentures.

Registration Rights of the Debenture Holders

          We entered into a registration rights agreement, dated as of March 24, 2004 with the initial purchasers of the debentures. Pursuant to the registration rights agreement, we agreed to file a shelf registration statement with the SEC covering resale of the registrable securities within 120 days after March 24, 2004 and to use our reasonable best efforts to cause the shelf registration statement to become effective within 210 days of March 24, 2004. We agreed to use our reasonable best efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities. At our expense, we have filed the shelf registration statement of which this prospectus is a part covering resales of the registrable securities.

          When we use the term "registrable securities" in this section, we are referring to debentures until such debentures have been converted into common stock and, subsequent to such conversion, the underlying common stock until the earliest of (1) their sale pursuant to Rule 144 under the Securities Act or their effective registration under the Securities Act and resale in accordance with the registration statement, (2) the expiration of the holding period applicable to such securities held by persons that are not affiliates of CommScope under Rule 144(k) under the Securities Act or any successor provision, or (3) the date on which all registrable securities cease to be outstanding.

          We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

  •
  exceed 45 days in any three-month period (or 75 days in any three-month period in certain events); or

  •
  an aggregate of 90 days in any 12-month period.

          We will pay predetermined liquidated damages to holders of registrable securities on any interest payment date if the shelf registration statement is not timely filed or made effective (other than a failure to file or have effective a registration statement with respect to shares of our common stock) or if the prospectus included in the registration statement is unavailable for periods in excess of those permitted above or in certain other cases (each referred to as a registration default). Upon the occurrence of a registration default, we will pay liquidated damages on the debentures which are registrable securities at a rate equal to 0.25% per annum of the outstanding principal amount thereof for the first 90 days after the occurrence of the registration default and 0.50% per annum of the outstanding principal amount thereof after the first 90 days until the time that such registration default is cured.

          If a holder converts debentures which are registrable securities into common stock on any date during the occurrence of a registration default, the holder will not be entitled to receive liquidated damages on such common stock, but will instead receive additional shares upon conversion as described under "— Conversion of Debentures." If a registration default with respect to the common stock occurs after a holder has converted the debentures which are registrable securities into common stock, such holder will not be entitled to any liquidated damages or additional shares of common stock.

          A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

  •
  be named as a selling stockholder in the related prospectus;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

          Under the registration rights agreement we will:

  •
  pay all expenses with respect to the shelf registration statement;

  •
  provide each registered holder copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

Information Concerning the Trustee

          We have appointed Wachovia Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures, the trustee must eliminate such conflict or resign.

          Wachovia Bank, National Association is also agent and a lender under our senior secured credit facility.

Governing Law

          The debentures and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

          This summary highlights certain provisions of our certificate of incorporation and our by-laws. The following description of capital stock is not complete and is qualified in its entirety by the provisions of our certificate of incorporation, our by-laws, our stockholder rights plan and applicable law.

          Our certificate of incorporation provides that our authorized capital stock consists of 300,000,000 shares of common stock, $.01 par value per share, of which 54,328,468 shares were issued and outstanding as of September 30, 2004, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which were issued and outstanding as of that date. All our outstanding shares of common stock are validly issued, fully paid and nonassessable. An additional 11,494,250 shares of our common stock are issuable upon conversion of the debentures. The common stock issuable upon conversion of the debentures will be, when issued and paid for, fully paid and nonassessable.

Common Stock

          Each holder of common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of preferred stock to elect directors. Subject to the preferential rights of any outstanding series of preferred stock, and to any restrictions on payment of dividends imposed by our existing and future debt agreements, the holders of common stock will be entitled to those dividends as may be declared from time to time by our board of directors from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive pro rata all of our assets upon our liquidation, dissolution or winding up. Holders of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for our securities. Certain provisions of our certificate of incorporation and by-laws have the effect of making more difficult an acquisition of control of us in a transaction not approved by our board of directors.

Preferred Stock

          Our authorized capital stock includes 20,000,000 shares of preferred stock, none of which are currently issued or outstanding. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects.

          In connection with the Rights Plan (as defined below), our board of directors has authorized 400,000 shares of Series A Junior Participating Preferred Stock (the "Series A Preferred"). No shares of Series A Preferred are outstanding. For a description of the rights, powers and preferences of the Series A Preferred, see "— Rights Plan."

Rights Plan

          On June 10, 1997, our board of directors adopted a stockholder rights plan (the "Rights Plan") pursuant to which one right (collectively, the "Rights") to purchase one one-thousandth of a share of Series A Preferred would be distributed as a dividend for each outstanding share of common stock at a purchase price of $60.00 per one one-thousandth of a share of Series A Preferred, subject to adjustment.

The Rights are issuable on the terms and subject to the conditions set forth in the Rights Plan. The Rights will expire no later than June 12, 2007. The Rights will be exercisable on the earlier to occur of

  •
  the first date of public announcement that a person or "group" has acquired beneficial ownership of 15% or more of the outstanding common stock (except pursuant to a Permitted Offer, as defined in the Rights Plan) (an "Acquiring Person"); and

  •
  ten business days (or such later date as the board may determine) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person.

          If any person or group becomes an Acquiring Person or commences a tender offer upon consummation of which such person or group would become an Acquiring Person, each Right not owned by such Acquiring Person or certain related parties would entitle its holder to purchase, at the Right's then current exercise price, shares of common stock, or, in the discretion of the board, the number of one one-thousandths of a share of Series A Preferred having a value of twice the Right's exercise price. In addition, if, after a person or group becomes an Acquiring Person, we are involved in a merger or other business combination transaction in which the holders of all of the outstanding common stock immediately prior to the consummation of the transaction are not the holders of the surviving corporation's voting power or more than 50% of our assets or earning power is sold or transferred, each Right will entitle its holder to purchase common shares of the acquiring company having a value equal to two times the Right's then current exercise price.

          The purchase price payable, and the shares issuable, upon exercise of the Rights will be subject to adjustment from time to time as specified in the Rights Plan. We will generally be entitled to redeem the Rights in whole, but not in part, at $.01 per Right at any time prior to the earlier to occur of a person becoming an Acquiring Person or expiration of the Rights payable in cash or common stock.

          Shares of Series A Preferred purchasable upon exercise of the Rights will not be redeemable. Each Share of Series A Preferred will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per share of common stock. In the event of our liquidation, the holders of Series A Preferred will be entitled to a minimum preferential liquidation payment of $100.00, provided that they will be entitled to an aggregate payment per share of at least 1,000 times the aggregate payment made per share of common stock. Each share of Series A Preferred will have one thousand votes, voting together with the common stock. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Series A Preferred is equivalent to at least six full quarterly dividends, the holders of the Series A Preferred will have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of common stock until all dividends in default on the Series A Preferred have been paid in full and dividends for the current dividend period declared and funds therefor set apart.

Classified Board of Directors

          Our board of directors is divided into three classes with each class elected in staggered elections and serving a three year term. Classification of directors makes it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, will generally be required to change who represents the majority of the board of directors. If we are confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and time period would allow the board sufficient time to review the proposal. The board would also have the opportunity to review any available alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

Limitation of Director Liability

          Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

  •
  for any transaction from which the director derived an improper personal benefit.

Delaware Anti-Takeover Law and Various Charter and By-Laws Provisions

        Delaware Law.    We must comply with the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

          A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following three conditions:

  •
  our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and employee stock plans, in some instances; and

  •
  the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Special Meetings.    Our by-laws provide that special meetings of stockholders for any purpose or purposes can be called only upon the request of our chairman of the board, our president, our board of directors, or the holders of shares entitled to at least a majority of the votes at the meeting.

        Amendment of Our By-Laws.    To adopt, repeal, alter or amend the provisions of our by-laws, our by-laws require the affirmative vote of either the holders of at least a majority of the voting power of all of the issued and outstanding shares of our capital stock entitled to vote on the matter or our board of directors.

        Advance Notice Provisions for Stockholder Nominations and Proposals.    Our by-laws establish advance notice procedures for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of our stockholders.

          These procedures provide that only persons who are nominated by or at the direction of our board of directors, or by a stockholder who has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as one of our directors. Further, these procedures provide that at an annual meeting, the only business that may be conducted is the business that has been specified in the notice of the meeting given by, or at the direction of, our board or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring that business before the meeting.

          Under these procedures, notice of stockholder nominations to be made or business to be conducted at an annual meeting must be received by us not less than 60 days nor more than 90 days before the date of the meeting, or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, the 10th day following the earlier of the day notice was mailed or the day public disclosure was made. Under these procedures, notice of a stockholder nomination to be made at a special meeting at which directors are to be elected must be received by us not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

          Under our by-laws, a stockholder's notice nominating a person for election as a director must contain specific information about the proposed nominee and the nominating stockholder. If our chairman of the board determines that a nomination was not made in the manner described in our by-laws, the nomination will be disregarded. Similarly, a stockholder's notice proposing the conduct of business must contain specific information about the business and about the proposing stockholder. If our chairman of the board determines that business was not properly brought before the meeting in the manner described in our by-laws, the business will not be conducted.

          By requiring advance notice of nominations by stockholders, our by-laws afford our board an opportunity to consider the qualifications of the proposed nominee and, to the extent deemed necessary or desirable by our board, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, our by-laws also provide an orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by our board, provides our board with an opportunity to inform stockholders, before meetings, of any business proposed to be conducted at the meetings, together with any recommendations as to our board's position regarding action to be taken with respect to the business, so that stockholders can better decide whether to attend a meeting or to grant a proxy regarding the disposition of any business.

          The foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of these nominees or proposals might be harmful or beneficial to us and our stockholders.

        Written Consent Provisions.    Our by-laws provide that any action required or permitted to be taken by the holders of capital stock at any meeting of our stockholders may be taken without a meeting only by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

DESCRIPTION OF OTHER INDEBTEDNESS

          The following summary of our senior secured credit facility does not purport to be complete and is qualified in its entirety by reference to the credit agreement described below, including the definitions of capitalized terms used in this summary. Any terms not defined in this section are defined in the credit agreement. See "Where You Can Find More Information."

Credit Agreement

          On January 31, 2004, we and our wholly owned subsidiaries entered into an amended and restated $185 million senior secured credit facility with Wachovia Bank, National Association as agent, and a syndicate of lenders. The credit facility is secured by substantially all of our assets and matures January 31, 2009. The credit facility consists of a $110 million senior secured revolving credit facility and a $75 million term loan. As of September 30, 2004, there were no borrowings outstanding under the senior secured revolving credit facility and $61.25 million outstanding under the term loan. The term loan facility is required to be repaid by us in consecutive quarterly installments of $3.75 million from March 31, 2004 to September 30, 2004, $11.75 million on December 31, 2004 and $3.25 million on each quarterly payment date thereafter with a final payment of all outstanding principal and interest on December 31, 2008. The borrowings under the credit facility will rank senior to, and will be repaid prior to, any subordinated indebtedness, including the debentures.

        Availability.    The amount available under our credit facility at September 30, 2004 was $51.93 million in the form of revolving commitments. Our ability to borrow under the credit facility depends on the amount of our borrowing base, which is determined as specified percentages of our eligible receivables and inventory, less certain reserves.

        Security.    Our operating subsidiaries, CommScope, Inc. of North Carolina, CommScope Solutions, Inc., and Connectivity Solutions Manufacturing, Inc. are the primary borrowers under the credit facility. We and each of our other Material Domestic Subsidiaries have guaranteed the performance of the borrowers under the credit facility. We and each of our other Material Domestic Subsidiaries have pledged to our lenders substantially all of our properties and assets, including all of the equity interests in each of our respective Domestic Subsidiaries and 65% of the equity interests in each of our respective Foreign Subsidiaries.

        Interest Rates.    The interest rate on the $75 million term loan facility is, at our option, either the Eurodollar rate plus 2.250% to 3.250%, or the Alternative Base Rate plus 0.750% to 1.750%, in each case based on our fixed charge coverage ratio. The interest rate on the $110 million senior secured revolving credit facility is, at our option, either the Eurodollar rate plus 2.00% to 3.00% or the Alternative Base Rate plus 0.500% to 1.500%, in each case based on our fixed charge coverage ratio.

        Covenants and Conditions.    The credit facility contains affirmative and negative covenants customary for agreements of this type, including, among others, covenants restricting us, the borrowers and our subsidiaries from:

  •
  engaging in mergers or consolidations;

  •
  incurring additional indebtedness;

  •
  incurring liens on property or assets;

  •
  making acquisitions;

  •
  issuing and selling stock;

  •
  paying dividends;

  •
  guaranteeing any obligations;

  •
  making restricted payments, including payments of principal on any subordinated debt (including the debentures);

  •
  entering into joint ventures and other similar investments;

  •
  repurchasing or redeeming capital stock; and

  •
  engaging in certain transactions with subsidiaries and affiliates.

          The credit agreement contains the following financial covenants which are determined on a consolidated basis and must be met on a quarterly basis:

  •
  a fixed charge coverage ratio equal to or greater than 1.5 to 1.0;

  •
  a funded senior debt to EBITDA ratio not exceeding 2.50 to 1.0;

  •
  a minimum ongoing excess borrowing availability of not less than $10 million at any time; and

  •
  maximum capital expenditures not exceeding the sum of $40 million and any amount by which the allowed amount of such expenditures for prior fiscal years exceeds the actual amount of such expenditures for prior fiscal years up to, in any fiscal year, $60 million.

          The credit facility requires the consent of lenders holding at least 51% of the aggregate revolving credit commitments and outstanding term loans in order to amend the terms of any subordinated debt, including the debentures.

        Events of Default.    The credit facility contains events of default customary for agreements of this type, including the following:

  •
  default in payments under the credit facility;

  •
  breach of covenants;

  •
  defaults of other indebtedness;

  •
  bankruptcy or insolvency;

  •
  judgments and ERISA events; and

  •
  change of control.

          If any event of default occurs, our obligations could be accelerated and we may not have sufficient assets to repay amounts due under the debentures.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

Debentures Offering

          The following summary describes certain material United States federal income tax consequences and, in the case of a beneficial owner of debentures that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the debentures and of the common stock into which the debentures may be converted.

          This summary deals only with debentures, and with common stock into which the debentures may be converted, held as capital assets (generally, investment property) and does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In particular this discussion does not consider:

  •
  U.S. state and local or non-U.S. tax consequences;

  •
  the tax consequences for the stockholders, partners or beneficiaries of a beneficial owner of debentures;

  •
  special tax rules that may apply to particular beneficial owners of debentures, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, certain traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, and persons subject to the alternative minimum tax;

  •
  the tax consequences for non-U.S. holders that own, directly or constructively, more than 5% of the common stock or the debentures of the Company; and

  •
  special tax rules that may apply to a beneficial owner of debentures that holds our debentures or common stock into which the debentures may be converted, as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

          This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of the debentures, and common stock into which the debentures may be converted, as set forth in this summary. Before you purchase debentures, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the debentures that may be applicable to you.

United States Holders

          For the purposes of the following discussion, a "United States holder" is a beneficial owner of a debenture or debentures, or of common stock into which the debentures may be converted, who or which is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

  •
  a trust, (i) if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue

    Code) has the authority to control all of the trust's substantial decisions, or (ii) if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

          If a partnership (or other entity classified as a partnership for United States federal income tax purposes) is the beneficial owner of the debentures, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding debentures or a partner in such a partnership, you should consult your own tax advisor regarding the United States federal income tax consequences of purchasing, owning and disposing of the debentures.

Payments of Interest

          Interest on your debentures will be taxed as ordinary interest income. In addition:

  •
  if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your debentures in your gross income at the time you receive the interest; and

  •
  if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your debentures in your gross income at the time the interest accrues.

Market Discount and Bond Premium

          If you purchase a debenture at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the debenture.

          Under the market discount rules of the Internal Revenue Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a debenture as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the debenture. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the debenture to the maturity date of the debenture, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the debenture and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

          If you purchase a debenture for an amount in excess of the amount payable at maturity of the debenture, the excess, if any, of your purchase price (exclusive of the portion of your purchase price attributable to the debenture's conversion feature as determined under applicable Treasury regulations) over the amount payable at maturity of the debenture will be considered "bond premium." You may elect to amortize the premium using a constant yield method over the remaining term of the debenture. The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the debenture included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the debenture, and finally as a carryforward allowable against your future interest inclusions on the debenture. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

Sale, Repurchase, Redemption or Other Disposition of the Debentures

          Upon the sale, exchange, repurchase, redemption or other disposition of your debentures (other than a conversion), you generally will recognize taxable gain or loss equal to the difference, if any, between:

  •
  the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under "—United States Holders — Payments of Interest"); and

  •
  your tax basis in the debentures.

          Your tax basis in the debentures generally will equal the cost of the debentures increased by the amount of any market discount previously included in your gross income and reduced by the amount of any amortizable bond premium applied to reduce (or allowed as a deduction against) interest with respect to your debentures. Subject to the market discount rules described above under "— United States Holders — Market Discount and Bond Premium," your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the debentures for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15% (scheduled to increase to 20% for dispositions occurring in taxable years that begin on or after January 1, 2009).

Conversion of the Debentures

          If you convert your debentures, you generally will not recognize any income, gain or loss upon conversion or redemption of the debentures except (i) with respect to cash received in lieu of a fractional share of common stock and (ii) that the fair market value of any common stock received with respect to accrued interest will be treated as a payment of interest (as described above). Your tax basis in the common stock received on conversion of a debenture generally will be the same as your adjusted tax basis in the debenture at the time of conversion (reduced by any basis allocable to a fractional share interest and increased by the amount of any accrued interest treated as a payment of interest upon conversion of the debentures), and the holding period for the common stock received on conversion will generally include the holding period of the debenture converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.

          Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in gain or loss (measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share).

          If you submit your debentures for conversion between a record date and the opening of business on the next interest payment date and are required to pay funds equal to the interest payable on the principal amount being converted, you should consult your own tax advisor concerning the appropriate tax treatment of such payment made by you and the interest payment subsequently received by you.

Distributions on Common Stock

          In general, distributions with respect to our common stock received upon the conversion of a debenture will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of a U.S. holder's tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at special rates (effective for tax years beginning prior to the end of 2008) if the holder meets certain holding period and other applicable requirements.

Constructive Distributions

          The conversion price of the debentures may be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of your interest, however, will generally not be considered to result in a constructive distribution of stock. Some of the possible adjustments provided in the debentures, including without limitation, adjustments in respect of cash distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions. Any deemed distribution to you will be includible in your income in the same manner as an actual distribution received by you, as described under "— United States Holders — Distributions on Common Stock" above. Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though you did not receive any cash or property as a result of such adjustments. In certain circumstances the failure of the debentures to provide for such an adjustment may result in a deemed distribution to holders of common stock. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Sale or Other Disposition of Common Stock

          A U.S. holder will generally recognize gain or loss on the sale or other disposition of common stock received upon the conversion of a debenture equal to the difference between the amount realized and the holder's adjusted tax basis in the common stock. Such gain or loss will generally be capital gain or loss, except that any gain will be treated as ordinary income to the extent of any accrued market discount which existed at the time of the conversion. As discussed above under "— Sale, Repurchase, Redemption or Other Disposition of the Debentures," capital gain of a non-corporate U.S. holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

          In general, "backup withholding," at the applicable rate, for payments on the debentures or common stock and proceeds from the sale or other disposition of the debentures or common stock may apply if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

          The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that appropriate information is provided to the Internal Revenue Service.

          A U.S. holder will also be subject to information reporting with respect to payments on the debentures or common stock and proceeds from the sale or other disposition of the debentures or common stock, unless such U.S. holder is a corporation or other exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

          The following summary applies to you if you are a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of a debenture or debentures, or of common stock into which the debentures may be converted, and are neither a United States holder (as defined above) nor a partnership or any entity classified as a partnership for U.S. federal income tax purposes. An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

  •
  on at least 31 days in the calendar year, and

  •
  for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

          Resident aliens are subject to United States federal income tax as if they were United States citizens.

Payments of Interest

          Interest paid by us or our paying agent (in its capacity as such) to you on your debentures will qualify for the "portfolio interest" exception of the Internal Revenue Code, and therefore, subject to the discussion of backup withholding below, will not be subject to United States federal income tax or withholding tax, provided that:

  •
  you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

  •
  you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

  •
  you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

  •
  such interest is not effectively connected with your conduct of a United States trade or business; and

  •
  you provide a properly completed IRS Form W-8BEN, signed under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

  (A)
  us or our paying agent; or

  (B)
  a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your debentures on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your IRS Form W-8BEN and provides us or our paying agent with a copy of it.

          Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

  •
  if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

  •
  if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

  •
  look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

          If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

          If you cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you timely provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

          If you are engaged in a trade or business in the United States and interest on your debentures is effectively connected with the conduct of your trade or business and, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest is generally attributable, you generally will be subject to United States income tax on a net basis in the manner applicable to U.S. holders on the interest (although, as discussed above, interest is exempt from the United States federal withholding tax provided that you timely provide a properly executed Internal Revenue Service Form W-8ECI (or other applicable form)). If you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty.

Sale, Redemption, Repurchase or Other Disposition of Debentures

          You generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, redemption, repurchase or other disposition of your debentures (including gain attributable to the receipt of cash in lieu of a fractional share upon conversion of a debenture into common stock, but not including any proceeds representing accrued and unpaid interest (which will be treated in the manner described above under "— Non-U.S. Holders — Payments of Interest") unless:

  •
  you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your debentures, and specific other conditions are met;

  •
  the gain is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you (in which case, your gain generally will be subject to United States income tax on a net basis in the manner applicable to U.S. holders and, if you are a foreign corporation, the "branch profits tax" described above may also apply); or

  •
  we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other disposition or the period that you held the common stock.

          Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock and 5% or less of our debentures, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Conversion of Debentures

          The conversion of your debentures into common stock will not be a taxable event, except that the fair market value of common stock received with respect to accrued interest will be treated as a payment of interest as described under "— Non-U.S. Holders — Payments of Interest." To the extent that you receive cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of common stock.

Dividends on Common Stock

          In the event that we pay dividends on our common stock, we will have to withhold a United States federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to you. You should consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty.

          Dividends that are effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular rates applicable to dividends in the manner applicable to U.S. persons. In that case, we will not have to withhold United States federal withholding tax if you comply with applicable certification and disclosure requirements. In addition, if you are a foreign corporation, you may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

          If you claim the benefit of an applicable income tax treaty rate, you generally will be required to satisfy applicable certification and other requirements. However,

  •
  if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

  •
  if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

  •
  look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

          If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

Constructive Dividends

          Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see "—United States Holders — Constructive Distributions" above). Any such constructive dividend received by you will be treated in the same manner as an actual dividend received by you, as discussed above under "— Non-U.S. Holders — Dividends on Common Stock." We intend to deduct U.S. federal withholding tax with respect to any such constructive dividend from interest payments on your debentures. If we deduct U.S. federal withholding tax from interest payments on your debentures under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

Sale or Other Disposition of Common Stock

          You generally will not be taxed on gain recognized upon the sale or other disposition of common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment in the United States (in which case, your gain generally will be subject to United States income tax on a net basis in the manner applicable to U.S. holders and, if you are a foreign corporation, the "branch profits tax" described above may also apply);

  •
  you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition and specific other conditions are met; or

  •
  we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other disposition or the period that you held the common stock.

          Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

United States Federal Estate Tax

          If you are an individual non-U.S. holder who also is not a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, debentures owned or treated as owned by you will generally not be subject to the United States federal estate tax, unless, at the time of your death:

  •
  you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

  •
  your interest on the debentures is effectively connected with your conduct of a United States trade or business.

          If you are an individual non-U.S. holder at the time of your death, common stock owned or treated as owned by you will generally be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore you may be subject to United States federal estate tax.

Backup Withholding and Information Reporting

          Under current Treasury regulations, backup withholding and information reporting may apply to payments made by us or our paying agent (in its capacity as such) to you in respect of the debentures or common stock into which the debentures may be converted, unless you provide a Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption. We or our paying agent may, however, report payments of interest on the debentures or dividends on the common stock into which the debentures may be converted.

          The gross proceeds from the disposition of your debentures or of common stock into which the debentures may be converted may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your debentures or common stock into which the debentures may be converted outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your debentures or common stock into which the debentures may be converted through a non-U.S. office of a broker that:

  •
  is a United States person (as defined in the Internal Revenue Code);

  •
  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

  •
  is a "controlled foreign corporation" for United States federal income tax purposes; or

  •
  is a foreign partnership, if at any time during its tax year either (i) one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (ii) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your debentures or common stock into which the debentures may be converted to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

          You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

          Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

SELLING SECURITYHOLDERS

          The debentures were originally issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and common stock into which the debentures are convertible.

          The following table sets forth information with respect to the selling securityholders and the principal amounts of debentures beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the debentures or common stock into which the debentures are convertible. Because the selling securityholders may offer all or some portion of the debentures or the common stock, no estimate can be given as to the amount of the debentures or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information regarding their debentures in transactions exempt from the registration requirements of the Securities Act.

	Principal Amount of Debentures at Maturity
			Number of Shares of Common Stock
	Beneficially Owned and Offered Hereby(1)	Percentage of Debentures Outstanding
Selling Securityholders(1)			Beneficially Owned (1)(2)	Offered Hereby	Owned After the Offering(3)
Advisory Convertible Arbitrage Fund (I) L.P.	1,000,000	*	45,977	45,977	—
Aventis Pension Master Trust	630,000	*	28,965	28,965	—
Banc of America Securities LLC	7,000,000	2.8%	321,839	321,839	—
Barclays Global Investors Diversified Alpha Plus Funds	1,614,000	*	74,206	74,206	—
Boilermaker — Blacksmith Pension Trust	1,050,000	*	48,275	48,275	—
BNP Paribas Equity Strategies, SNC	6,032,000	2.4%	288,156	277,333	10,823
BP Amoco PLC Master Trust	1,091,000	*	50,160	50,160	—
Cal Farley's Boys Ranch Foundation	155,000	*	7,126	7,126	—
CALAMOS® Convertible Fund — CALAMOS® Investment Trust	6,500,000	2.6%	298,850	298,850	—
CALAMOS® Growth & Income Fund — CALAMOS® Investment Trust	34,000,000	13.6%	1,563,218	1,563,218	—
CALAMOS® Growth & Income Portfolio — CALAMOS® Advisors Trust	235,000	*	10,804	10,804	—
CEMEX Pension Plan	75,000	*	3,448	3,448	—
Chrysler Corporation Master Retirement Trust	2,785,000	1.1%	128,045	128,045	—
CNH CA Master Account, L.P.	250,000	*	11,494	11,494	—
Consulting Group Capital Markets Funds	840,000	*	38,620	38,620	—
Consulting Group Capital Markets — Multi Strategy Market Neutral Investments	347,000	*	15,954	15,954	—
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	5,938,000	2.4%	273,011	273,011	—
DBAG London	2,000,000	*	91,954	91,954	—

Deephaven Domestic Convertible Trading Ltd.	5,748,000	2.3%	264,275	264,275	—
Delta Airlines Master Trust	650,000	*	29,885	29,885	—
Delta Air Lines Master Trust — CV	675,000	*	31,034	31,034	—
Delta Pilots Disability and Survivorship Trust	225,000	*	10,344	10,344	—
Delta Pilots Disability & Survivorship Trust — CV	335,000	*	15,402	15,402	—
Deutsche Bank Securities Inc.	750,000	*	34,482	34,482	—
DKR SoundShore Opportunity Holding Fund Ltd.	2,750,000	1.1%	126,436	126,436	—
Dorinco Reinsurance Company	450,000	*	20,689	20,689	—
F.M. Kirby Foundation, Inc.	800,000	*	36,781	36,781	—
Forest Fulcrum Fund LP	1,547,000	*	71,126	71,126	—
Forest Global Convertible Fund, Ltd., Class A-5	2,464,000	*	113,287	113,287	—
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	3,705,000	1.5%	170,344	170,344	—
Genesys Regional Medical Center	178,000	*	8,183	8,183	—
Grace Convertible Arbitrage Fund, Ltd.	6,000,000	2.4%	275,862	275,862	—
HFR CA Global Opportunity Master Trust	1,412,000	*	64,919	64,919	—
HFR RVA Select Performance Master Trust	625,000	*	28,735	28,735	—
Hotel Union & Hotel Industry of Hawaii Pension Plan	288,000	*	13,241	13,241	—
Institutional Benchmark Management Fund c/o Quattro Fund	210,000	*	9,655	9,655	—
Institutional Benchmarks Master Fund Ltd. c/o SSI Investment Mgt.	1,221,000	*	56,137	56,137	—
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	375,000	*	17,241	17,241	—
International Truck & Engine Corporation Retiree Health Benefit Trust	205,000	*	9,425	9,425	—
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	395,000	*	18,160	18,160	—
KBC Financial Products USA, Inc.	250,000	*	11,494	11,494	—
Kettering Medical Center Funded Depreciation Account	55,000	*	2,528	2,528	—
Knoxville Utilities Board Retirement System	80,000	*	3,678	3,678	—
Laurel Ridge Capital LP	3,000,000	1.2%	137,931	137,931	—
LDG Limited	50,000	*	2,298	2,298	—
LLT Limited	833,000	*	38,298	38,298	—
Louisiana Workers' Compensation Corporation	200,000	*	9,195	9,195	—

Lyxor/Convertible Arbitrage Fund Limited	1,071,000	*	49,241	49,241	—
Lyxor/Forest Fund Limited	3,928,000	1.6%	180,597	180,597	—
Macomb County Employees' Retirement System	175,000	*	8,045	8,045	—
Man Convertible Bond Master Fund, Ltd.	4,400,000	1.8%	202,298	202,298	—
Microsoft Corporation	695,000	*	31,954	31,954	—
Morgan Stanley Convertible Securities Trust	800,000	*	36,781	36,781	—
Motion Picture Industry Health Plan — Active Member Fund	85,000	*	3,908	3,908	—
Motion Picture Industry Health Plan — Retiree Member Fund	60,000	*	2,758	2,758	—
MSS Convertible Arbitrage 1 c/o TQA Investors, L.L.C.	5,000	*	229	229	—
Munson Medical Center Retirement Plan	83,000	*	3,816	3,816	—
Munson2 Healthcare Board Designated Operating Fund	68,000	*	3,126	3,126	—
National Benefit Life Insurance Company	14,000	*	643	643	—
Nomura Securities International, Inc.	8,000,000	3.2%	394,378	367,816	26,562
North Slope Borough	208,000	*	9,563	9,563	—
Oakwood Assurance Company Ltd.	52,000	*	2,390	2,390	—
Oakwood Healthcare Inc. — OHP	11,000	*	505	505	—
Oakwood Healthcare Inc. Endowment / A&D	9,000	*	413	413	—
Oakwood Healthcare Inc. Funded Depreciation	92,000	*	4,229	4,229	—
Oakwood Healthcare Inc. Pension	168,000	*	7,724	7,724	—
OCM Convertible Trust	1,370,000	*	62,988	62,988	—
OCM Global Convertible Securities Fund	100,000	*	4,597	4,597	—
Partner Reinsurance Company Ltd.	590,000	*	27,126	27,126	—
Pioneer High Yield Fund	7,600,000	3.0%	349,425	349,425	—
Port Authority of Allegheny County Consolidated Trust Fund	30,000	*	1,379	1,379	—
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	355,000	*	16,321	16,321	—
Primerica Life Insurance Company	129,000	*	5,931	5,931	—
Prisma Foundation	70,000	*	3,218	3,218	—
Quattro Fund Ltd.	6,440,000	2.6%	296,091	296,091	—
Quattro Multi Strategy Master Fund LP	350,000	*	16,091	16,091	—
Qwest Occupational Health Trust	115,000	*	5,287	5,287	—
S.A.C. Capital Associates, LLC	3,000,000	1.2%	177,031	137,931	39,100

Singlehedge US Convertible Arbitrage Fund	1,480,000	*	68,045	68,045	—
Sphinx Convertible Arbitrage SPC	1,540,000	*	70,804	70,804	—
Sphinx Convertible Arbitrage Fund SPC	252,000	*	11,586	11,586	—
Sphinx Convertible Arb Fund SPC c/o SSI Investment Mgt.	955,000	*	43,908	43,908	—
Sphinx Fund c/o TQA Investors, L.L.C.	54,000	*	2,482	2,482	—
SPT	1,000,000	*	45,977	45,977	—
SSI Blended Market Neutral L.P.	579,000	*	26,620	26,620	—
SSI Hedged Convertible Market Neutral L.P.	739,000	*	33,977	33,977	—
St. Thomas Trading, Ltd.	5,600,000	2.2%	257,471	257,471	—
State Employees' Retirement Fund of the State of Delaware	800,000	*	36,781	36,781	—
Sturgeon Limited	1,229,000	*	56,505	56,505	—
The Animi Master Fund, Ltd.	4,000,000	1.6%	183,908	183,908	—
The Cockrell Foundation	85,000	*	3,908	3,908	—
The Dow Chemical Company Employees' Retirement Plan	1,250,000	*	57,471	57,471	—
The Fondren Foundation	65,000	*	2,988	2,988	—
The St. Paul Travelers Companies, Inc. — Commercial Lines	685,000	*	31,494	31,494	—
The St. Paul Travelers Companies, Inc. — Personal Lines	455,000	*	20,919	20,919	—
The Standard Fire Insurance Company	100,000	*	4,597	4,597	—
The Travelers Casualty Insurance Company of America	152,000	*	6,988	6,988	—
The Travelers Indemnity Company	100,000	*	4,597	4,597	—
The Travelers Insurance Company—Life	325,000	*	14,942	14,942	—
The Travelers Insurance Company Separate Account TLAC	11,000	*	505	505	—
The Travelers Life and Annuity Company	19,000	*	873	873	—
TQA Master Fund Ltd.	388,000	*	17,839	17,839	—
TQA Master Plus Fund Ltd.	788,000	*	36,229	36,229	—
Travelers Series Trust Convertible Bond Portfolio	150,000	*	6,896	6,896	—
UBS AG London Prime Broker	5,000,000	2.0%	229,885	229,885	—
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Ltd.	3,500,000	1.4%	160,919	160,919	—
UBS O'Connor LLC f/b/o O'Connor Global Convertible Portfolio	100,000	*	4,597	4,597	—
Union Carbide Retirement Account	670,000	*	30,804	30,804	—
Univar USA Inc. Retirement Plan	190,000	*	8,735	8,735	—
UnumProvident Corporation	255,000	*	11,724	11,724	—
Van Kampen Harbor Fund	1,200,000	*	55,172	55,172	—

Vanguard Convertible Securities Fund, Inc.	10,940,000	4.4%	502,988	502,988	—
Viacom Inc. Pension Plan Master Trust	30,000	*	1,379	1,379	—
Whitebox Diversified Convertible Arbitrage Partners LP	3,000,000	1.2%	137,931	137,931	—
Xavex Convertible Arbitrage 4 Fund	409,000	*	18,804	18,040	—
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, L.L.C.	135,000	*	6,206	6,206	—
Zurich Institutional Benchmarks Master Fund Ltd.	1,923,000	*	88,413	88,413	—
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, L.L.C.	80,000	*	3,678	3,678	—

*
Less than 1%.

(1)
Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

(2)
Assumes for each $1,000 in principal amount at maturity of debentures a maximum of 45.9770 shares of common stock could be received upon conversion.

(3)
Assumes that all debentures, and common stock issuable upon conversion of the debentures, are sold in the offering.

          Based on information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling securityholders purchased all of the debentures in private transactions on or after March 24, 2004. All of the debentures were "restricted securities" under the Securities Act prior to this registration.

          Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the debentures, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of debentures and the number of shares of common stock into which the debentures are convertible may increase or decrease.

PLAN OF DISTRIBUTION

          The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the debentures and the common stock into which the debentures are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

          The debentures and the common stock into which the debentures are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the debentures or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

          In connection with the sale of the debentures and the common stock into which the debentures are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the debentures or the common stock into which the debentures are convertible in the course of hedging the positions they assume. The selling holders may also sell the debentures or the common stock into which the debentures are convertible short and deliver these securities to close out their short positions, or loan or pledge the debentures or the common stock into which the debentures are convertible to broker-dealers that in turn may sell these securities.

          The aggregate proceeds to the selling holders from the sale of the debentures or common stock into which the debentures are convertible offered by them will be the purchase price of the debentures or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

          Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the debentures for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the debentures.

          In order to comply with the securities laws of some states, if applicable, the debentures and common stock into which the debentures are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debentures and common stock into which the debentures are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

          The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the debentures and common stock into which the debentures are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities

Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

          In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any debentures or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

          To the extent required, the specific debentures or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

          We entered into a registration rights agreement for the benefit of holders of the debentures to register their debentures and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the debentures and the common stock.

VALIDITY OF THE SECURITIES

          The validity of the debentures and the common stock which may be offered by this prospectus is being passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

          The consolidated financial statements and the related financial statement schedule of CommScope, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of the adoption of Statement of Financial Accounting Standards No. 142), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The combined financial statements of the Connectivity Solutions business as operated by Avaya Inc. as of September 30, 2003 and 2002 and for each of the three years in the period ended September 30, 2003, incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein.

          The consolidated financial statements of OFS BrightWave, LLC at December 31, 2003 and 2002, for each of the two years ended December 31, 2003 and for the period from inception (November 17, 2001) to December 31, 2001, incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

          Our principal executive offices are located at 1100 CommScope Place, SE, P.O. Box 339, Hickory, North Carolina 28602 (telephone (828) 324-2200). We also maintain an Internet home page at www.commscope.com.

          We have filed with the Securities and Exchange Commission a registration statement on Form S-3 to register the securities offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.

          You may read and copy any reports or other information filed by us at the SEC public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's Web site at "www.sec.gov." You may also inspect the documents at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under

Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

  •
  Our definitive Proxy Statement on Schedule 14A, dated March 26, 2004, with respect to our 2004 Annual Meeting of Stockholders held on May 7, 2004 (excluding the sections captioned "Compensation Committee Report on Compensation of Executive Officers," "Report of the Audit Committee" and "Performance Graph");

  •
  Current Report on Form 8-K, filed on February 12, 2004;

  •
  Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2003, filed on March 15, 2004;

  •
  Current Report on Form 8-K/A, filed on March 17, 2004;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004;

  •
  Current Report on Form 8-K, filed on June 15, 2004;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004;

  •
  Current Report on Form 8-K/A, filed on September 9, 2004;

  •
  Current Report on Form 8-K, filed on October 12, 2004; and

  •
  The description of our common stock set forth in our Registration Statement on Form 8-A, dated April 24, 1997, as amended.

          Any statement made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

          In addition, for so long as any of the debentures remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to use contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

          You may also request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at: Investor Relations, CommScope, Inc., 1100 CommScope Place, SE, P.O. Box 339, Hickory, North Carolina 28602 U.S.A., Phone: +1.828.324.2200, Fax: +1.828.982.1708. Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

COMMSCOPE, INC.

$250,000,000 Principal Amount of 1.00% Convertible Senior Subordinated Debentures due 2024
and 11,494,250 Shares of Common Stock Issuable upon Conversion of the Debentures

PROSPECTUS

October 12, 2004

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

          The following is an itemized statement of expenses of the Registrant in connection with the securities being registered. All of the expenses are estimated, except for the registration fee.

Securities and Exchange Commission registration fee	$31,675
Legal fees and expenses	$75,000
Accounting fees and expenses	$15,000
Miscellaneous	$8,325

Total	$130,000

          All expenses incurred in connection with the offer and distribution of the debentures and the common stock issuable upon conversion of the debentures being registered hereby (other than underwriting discounts and commissions) will be borne by the Registrant.

Item 15.    Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals (each an "Indemnified Party," and collectively, "Indemnified Parties"), against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than in connection with actions by or in the right of the corporation (a "derivative action"), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that a corporation may only indemnify an Indemnified Party for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires court approval before there can be any indemnification where an Indemnified Party has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

          Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit.

          The Certificate of Incorporation and By-Laws of the Registrant provide that directors and officers of the Registrant shall not, to the fullest extent permitted by the DGCL, be liable to the Registrant or any of its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as the case may be. The Certificate of Incorporation and By-Laws of the Registrant also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors and officers, then the liability of the directors and officers of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

          The Registrant has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in its Certificate of Incorporation and By-Laws. These agreements, among other things, indemnify the Registrant's directors and officers to the fullest extent permitted by Delaware or other applicable state law for certain expenses (including attorney's fees), liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Registrant or an affiliate of the Registrant.

          The Registrant maintains directors' and officers' liability insurance, under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which directors and officers are parties by reason of being or have been directors or officers of the Registrant, as the case may be.

Item 16.    Exhibits and Financial Statement Schedules

Exhibits
4.1	Amended and Restated Certificate of Incorporation of CommScope, Inc. (Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (File No. 1-12929)).
4.2	Amended and Restated By-Laws of CommScope, Inc. (Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (File No. 1-12929)).
4.3	Rights Agreement, dated June 12, 1997, between CommScope, Inc. and ChaseMellon Shareholder Services, L.L.C. (Incorporated herein by reference from the Registration Statement on Form 8-A filed June 30, 1997 (File No. 1-12929)).
4.4	Amendment No. 1 to the Rights Agreement, dated as of June 14, 1999 between CommScope, Inc. and ChaseMellon Shareholder Services, L.L.C. (Incorporated herein by reference from the Amendment to the Registration Statement on Form 8-A/A filed June 14, 1999 (File No. 1-12929)).
4.5	Amendment No. 2 to the Rights Agreement, dated as of November 15, 2001 between CommScope, Inc. and Mellon Investor Services LLC. (Incorporated herein by reference from the Amendment to the Registration Statement on Form 8-A/A filed November 19, 2001 (File No. 1-12929)).
4.6	Purchase Agreement dated March 18, 2004 between CommScope, Inc. and the Initial Purchasers. (Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 1-12929)).
4.7*	Indenture, dated as of March 24, 2004 between CommScope, Inc. and Wachovia Bank, National Association as Trustee.
4.8	Registration Rights Agreement, dated as of March 24, 2004 between CommScope, Inc. and the Initial Purchasers. (Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 1-12929)).
4.9	Specimen Stock Certificate. (Incorporated herein by reference from the Company's Registration Statement on Form S-4 filed June 13, 1997 (Reg. No. 333-23935)).
5*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP
12	Statements re: Computations of Ratios
23.1*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of PricewaterhouseCoopers LLP
23.4	Consent of PricewaterhouseCoopers LLP
24*	Powers of Attorney (included on the signature page hereof)
25*	Statement of Eligibility of the Trustee on Form T-1.

*
Previously filed

Item 17.    Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hickory, State of North Carolina, on October 12, 2004.

COMMSCOPE, INC.
By:	/s/ FRANK M. DRENDEL Frank M. Drendel Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity in which signed	Date

/s/ FRANK M. DRENDEL Frank M. Drendel	Chairman and Chief Executive Officer (Principal Executive Officer)	October 12, 2004
/s/ JEARLD L. LEONHARDT Jearld L. Leonhardt	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 12, 2004
/s/ WILLIAM R. GOODEN William R. Gooden	Senior Vice President and Controller (Principal Accounting Officer)	October 12, 2004
* Duncan M. Faircloth	Director	October 12, 2004
* Boyd L. George	Director	October 12, 2004
* George N. Hutton, Jr.	Director	October 12, 2004
* June E. Travis	Director	October 12, 2004
* James N. Whitson	Director	October 12, 2004
*By:	/s/ FRANK B. WYATT, II Frank B. Wyatt, II Attorney-in-fact

EXHIBIT INDEX

Exhibits
4.1	Amended and Restated Certificate of Incorporation of CommScope, Inc. (Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (File No. 1-12929)).
4.2	Amended and Restated By-Laws of CommScope, Inc. (Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (File No. 1-12929)).
4.3
Rights Agreement, dated June 12, 1997, between CommScope, Inc. and ChaseMellon Shareholder Services, L.L.C. (Incorporated herein by reference from the Registration Statement on Form 8-A filed June 30, 1997 (File No. 1-12929)).
4.4
Amendment No. 1 to the Rights Agreement, dated as of June 14, 1999 between CommScope, Inc. and ChaseMellon Shareholder Services, L.L.C. (Incorporated herein by reference from the Amendment to the Registration Statement on Form 8-A/A filed June 14, 1999 (File No. 1-12929)).
4.5
Amendment No. 2 to the Rights Agreement, dated as of November 15, 2001 between CommScope, Inc. and Mellon Investor Services LLC. (Incorporated herein by reference from the Amendment to the Registration Statement on Form 8-A/A filed November 19, 2001 (File No. 1-12929)).
4.6
Purchase Agreement dated March 18, 2004 between CommScope, Inc. and the Initial Purchasers. (Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 1-12929)).
4.7*	Indenture, dated as of March 24, 2004 between CommScope, Inc. and Wachovia Bank, National Association as Trustee.
4.8
Registration Rights Agreement, dated as of March 24, 2004 between CommScope, Inc. and the Initial Purchasers. (Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 1-12929)).
4.9	Specimen Stock Certificate. (Incorporated herein by reference from the Company's Registration Statement on Form S-4 filed June 13, 1997 (Reg. No. 333-23935)).
5*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP
12	Statements re: Computations of Ratios
23.1*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of PricewaterhouseCoopers LLP
23.4	Consent of PricewaterhouseCoopers LLP
24*	Powers of Attorney (included on the signature page hereof)
25*	Statement of Eligibility of the Trustee on Form T-1.

*
Previously filed

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TABLE OF CONTENTS
Forward-Looking Statements
Market and Industry Data
SUMMARY
Our Company
Our Competitive Strengths
Our Strategy
The Offering
Risk Factors
RISK FACTORS
Risks Related to the Business
Risks Related to the Debentures
Risks Related to Our Common Stock
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES AND DEFICIENCY IN THE COVERAGE OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF OTHER INDEBTEDNESS
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX